                                                                   EXHIBIT T3E.1


                            SILVERLEAF RESORTS, INC.


                                OFFER TO EXCHANGE

                     8% SENIOR SUBORDINATED NOTES DUE 2010,
                       AND AN ADDITIONAL INTEREST PAYMENT
                                       FOR
              ALL OUTSTANDING 6% SENIOR SUBORDINATED NOTES DUE 2007


         THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME
       ON JUNE 2, 2004, UNLESS EXTENDED. TENDERS OF NOTES MAY BE WITHDRAWN
                 AT ANY TIME ON OR PRIOR TO THE EXPIRATION DATE.


     THE OLD NOTES. On May 2, 2002, we issued $28,467,000 of our 6% Senior Subordinated Notes due 2007 (the "Old Notes") pursuant to an indenture dated May 2, 2002 (the "Old Indenture"). The Old Notes were issued in the principal amount of $500 each. As of the date hereof, the aggregate outstanding principal balance of the Old Notes remains at $28,467,000.

     THE EXCHANGE OFFER. In connection with our need to improve our ability to access new capital markets to finance our future operations and to refinance certain of our senior credit facilities, we are hereby offering (the "Exchange Offer") to exchange for each $500 principal amount of the Old Notes (i) $500 principal amount of our 8% Senior Subordinated Notes due 2010 (the "Exchange Notes"), and (ii) an additional payment of interest (the "Additional Interest Payment") in an amount equal to the amount of interest accrued on each Old Note held by each exchanging noteholder from April 1, 2004 through the day before the Exchange Date, which shall be payment in full of the accrued, unpaid interest on each Old Note exchanged. The Exchange Notes will be issued pursuant to an indenture (the "New Indenture") dated as of the Exchange Date (as defined) by and among us, certain of our subsidiaries, as guarantors, and Wells Fargo Bank, National Association (the "New Indenture Trustee").

     THE EXCHANGE NOTES. Each Exchange Note will bear interest at a rate of 8.00% per annum. The Exchange Notes will be general unsecured obligations of ours and the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of ours and the Guarantors. The Exchange Notes will rank pari passu with the Old Notes and any of our existing and future senior subordinated indebtedness and will rank senior to all of our other subordinated unsecured indebtedness, including our 10-1/2% senior subordinated notes due 2008. The Exchange Notes will be effectively subordinated to all secured indebtedness of ours and the Guarantors to the extent of the security. At December 31, 2003, after giving pro forma effect to the Exchange Offer and assuming that only the minimum of 80% in principal amount of the Old Notes are exchanged, the Company and its consolidated subsidiaries would have approximately $251.9 million of outstanding indebtedness, of which approximately $215.3 million will be secured or structurally senior in right of payment to the Exchange Notes, approximately $6.9 million will be equal in right of payment to the Exchange Notes but due prior to the Exchange Notes, and approximately $2.1 million will be subordinated in right of payment to the Exchange Notes but due prior


THE EXCHANGE NOTES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS OFFER TO EXCHANGE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


     THE EXCHANGE NOTES HAVE NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "SECURITIES ACT"), AND ARE BEING OFFERED IN RELIANCE UPON AN EXEMPTION FROM REGISTRATION PROVIDED BY SECTION 3(a)(9) OF THE SECURITIES ACT.

     SEE "RISK FACTORS" ON PAGE 13 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS BEFORE TENDERING THEIR OLD NOTES.

                                  ------------

                THE DATE OF THIS OFFER TO EXCHANGE IS MAY 4, 2004 to the Exchange Notes. The Exchange Notes will be available initially only in book-entry form. The Exchange Notes issued pursuant to the Exchange Offer will be issued in the form of one or more global notes that will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and registered in its name or in the name of Cede & Co., as its nominee. Beneficial interests in the global note representing the Exchange Notes will be shown on, and transfers thereof will be effected only through, records maintained by DTC . Payments of the principal and interest on the global note (as well as the Additional Interest Payment) will be made to DTC or its nominee, as the case may be, as the registered owners thereof. See "Description of Exchange Notes -- Global Note and Definitive Notes."

     THE ADDITIONAL INTEREST PAYMENT. The Additional Interest Payment represents interest accruing on the Old Notes during the period beginning on April 1, 2004 and ending on the day before the Exchange Date and shall be reported as such by us. Holders whose Old Notes are accepted by us in exchange for the Exchange Notes and the Additional Interest Payment will be deemed to have waived the right to receive any additional payments on the Old Notes. See "The Exchange Offer" and "Description of Exchange Notes." Holders of Old Notes should discuss the income tax consequences of the Exchange Offer with their own advisors. See "Certain Federal Income Tax Considerations."

     CONDITIONS OF EXCHANGE OFFER. We will accept for exchange any and all validly tendered Old Notes not withdrawn prior to 5:00 p.m., New York City time, on June 2, 2004, unless the Exchange Offer is extended by us in our sole discretion (the "Expiration Date"). At a time and date as soon as practicable following the Expiration Date, the Exchange Offer will be fully consummated (the "Exchange Date"). You may withdraw tenders of Old Notes at any time prior to the Expiration Date. Old Notes may be tendered by holders only in multiples of $500 principal amount. The Exchange Offer is conditioned upon holders of a minimum of 80% in principal amount of the Old Notes agreeing to (i) exchange their Old Notes for the Exchange Notes and the Additional Interest Payment, and (ii) approve the terms and conditions of the Exchange Notes and the New Indenture. See "The Exchange Offer."

     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL WE ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD NOTES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.

     We are relying on Section 3(a)(9) of the Securities Act of 1933, as amended (the "Securities Act"), to exempt the Exchange Offer from the registration requirements of the Securities Act. Section 3(a)(9) provides that registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Offer is also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. We have no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offer. In addition, none of our financial advisors, nor any broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

     Under current interpretations of the Securities and Exchange Commission (the "Commission"), securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Old Notes are unrestricted securities, the Exchange Notes to be issued in the Exchange Offer will be unrestricted securities. In such event, recipients who are not our "affiliates" (as such term is defined in Rule 144 under the Securities Act) will be able to resell the Exchange Notes without registration. Recipients who are our affiliates may resell their securities subject to the provisions of Rule 144, absent registration or the availability of another appropriate exemption.

     We do not intend to list the Exchange Notes on any securities exchange or to seek approval for quotation through any automated quotation system. There can be no assurance that an active market for the Exchange Notes will develop. To the extent that a market for the Exchange Notes does develop, the market value of the Exchange Notes will depend on market conditions (such as yields on alternative investments), general economic conditions, our financial condition, and certain other factors. Such conditions might cause the Exchange Notes, to the extent that they are traded, to trade at a significant discount from face value. See "Risk Factors -- Risks Related to the Exchange Offer and an Investment in the Exchange Notes."

     We will not receive any proceeds from, and have agreed to bear the expenses of, the Exchange Offer. No commission or other remuneration will be paid or given by the Company, directly or indirectly, for soliciting any exchange.

     THE COMPANY HAS NO ARRANGEMENT OR UNDERSTANDING WITH ANY BROKER, DEALER, AGENT OR OTHER PERSON TO SOLICIT TENDERS OF THE OLD NOTES. REGULAR EMPLOYEES OF THE COMPANY, WHO WILL NOT RECEIVE ADDITIONAL COMPENSATION FOR THEIR SERVICES MAY SOLICIT TENDERS FROM HOLDERS.

     NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF THE COMPANY AS TO WHETHER HOLDERS SHOULD TENDER OLD NOTES PURSUANT TO THE EXCHANGE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THE OFFER TO EXCHANGE. IF MADE OR GIVEN, SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY.

                                TABLE OF CONTENTS

     Questions and Answers About the Exchange Offer........................1
     Where You Can Find More Information...................................4
     Incorporation of Documents By Reference...............................4
     Summary...............................................................5
     Risk Factors.........................................................13
     Selected Historical Consolidated Financial Data......................16
     Description of Senior Indebtedness...................................17
     The Exchange Offer...................................................22
     Description of Exchange Notes........................................28
     Certain Federal Income Tax Considerations............................55
     Plan of Exchange.....................................................65

     Annex A - Letter of Transmittal.....................................A-1
     Annex B - Form of Indenture for Exchange Notes......................B-1

                           FORWARD LOOKING STATEMENTS

     This Offer to Exchange contains "forward-looking statements" within the meaning of Section 21E of the Exchange Act. Statements that do not state historical facts are forward-looking statements. Words such as "believe," "expect" and "anticipate" and similar expressions identify forward-looking statements. Although we believe that our forward-looking statements are based on expectations and assumptions that are reasonable, forward-looking statements are inherently subject to risk and uncertainties, some of which cannot be predicted. Various uncertainties exist with respect to our operations and business environment, and the outcome of these uncertainties is dependent on various important risk factors. We caution users of this document that numerous important risk factors discussed herein, among others, may have caused prior actual results, and could cause future results, to differ materially from those expressed in any forward-looking statements made by, or on behalf of, the Company. Among the factors or uncertainties that could cause actual results to differ from forward-looking statements are the risks related to the Exchange Offer discussed herein; dependence on various conditions existing within the U.
S. economy, which has experienced a general economic slowdown over the past several years; our dependence on the few lenders currently willing to provide financing for the timeshare industry; uncertainties related to the Company's ability to comply in future periods with financial covenants in its agreements with its lenders; changes in the regulatory environment in which we operate; our significant financial leverage; and the impact of this leverage on our relationship with our lenders, customers, employees, and shareholders. See "Risk Factors."

                 QUESTIONS AND ANSWERS ABOUT THE EXCHANGE OFFER


Q:       WHO ARE WE?

A: Silverleaf Resorts, Inc. is in the business of owning and operating timeshare resorts. Our income is derived principally from marketing and selling timeshare interests at our resorts in one-week intervals. We presently own and operate 12 timeshare resorts in the states of Texas, Missouri, Illinois, Massachusetts and Georgia. We are based in Dallas Texas. Our common stock is traded on the OTC Bulletin Board under the ticker symbol "SVLF.OB."

Q:       WHY ARE WE PROPOSING THE EXCHANGE OFFER?

A: Our business is heavily dependent upon our ability to borrow working capital under revolving credit facilities with our Senior Lenders. Our Senior Credit Facilities currently cease to revolve on March 31, 2006 and mature on March 31, 2007. We are also dependent on our ability to access new sources of financing. Based upon our discussions with various potential new sources of financing, as well as with our Senior Lenders, we believe it will be very difficult for us to access the capital markets, particularly securitization and conduit financing sources, with $28,467,000 in Old Notes maturing in April 2007. However, we believe that if we can first extend the maturity date of at least 80% of the Old Notes for three years to April 1, 2010, we will be able to successfully pursue new opportunities in the capital markets, obtain alternative financing and work with our Senior Lenders to refinance our obligations to them. So, if the Exchange Offer is consummated, we expect to be able to achieve the liquidity and capital resources we need to operate our business beyond the current maturity date of the Old Notes and the flexibility we feel we need in order to improve our balance sheet over the next three years and thereby generate sufficient liquidity in our operations to pay both the remaining Old Notes and the Exchange Notes as they mature.

Q:       WHO MAY PARTICIPATE IN THE EXCHANGE OFFER?

A:       All holders of our Old Notes may participate in the Exchange Offer.

Q:       WHAT INCENTIVES ARE BEING OFFERED TO YOU TO PARTICIPATE IN THE EXCHANGE
         OFFER?

A: The Exchange Notes will pay interest at 8% per annum through their maturity date in 2010, rather than the 6% per annum interest paid on the Old Notes through their maturity date in 2007.


Q:       WHAT WILL YOU RECEIVE IN THE EXCHANGE OFFER?

A: For each $500 principal amount of Old Notes you tender, you will receive $500 principal amount of Exchange Notes and an Additional Interest Payment. The Additional Interest Payment will be an amount equal to the accrued and unpaid interest on each $500 principal amount of the Old Notes exchanged from April 1, 2004, through the day before the Exchange Date.

Q:       WHAT ARE THE EXCHANGE NOTES?

A: Our Exchange Notes, when issued, will be 8% senior subordinated notes due 2010. We describe the New Notes in more detail under the section entitled "Description of Exchange Notes."

Q: WHAT PAYMENTS DO YOU CURRENTLY HAVE A RIGHT TO RECEIVE AS A HOLDER OF THE OLD NOTES?

A: The Old Notes entitle you to receive all accrued and unpaid interest at 6% from April 1, 2004, (the day after the last interest payment), through April 1, 2007 and at maturity on April 1, 2007, payment of principal.

Q: WHAT PAYMENTS WOULD YOU RECEIVE FOLLOWING THE EXCHANGE OFFER AS A HOLDER OF THE EXCHANGE NOTES?

A: If you tender your Old Notes and the Exchange Offer is consummated, you will be entitled to receive cash interest payments at a rate of 8% per annum on April 1 and October 1 of each year, beginning on October 1, 2004 and ending on April 1, 2010. You will also be entitled to receive a return of your outstanding principal when the New Notes mature on April 1, 2010. We describe the terms of the New Notes in more detail in the section entitled "Description of Exchange Notes."

Q:       HOW DO THE EXCHANGE NOTES RANK IN RIGHT OF PAYMENT WITH OUR OTHER
         INDEBTEDNESS?

A: The Exchange Notes will be general unsecured obligations of ours and will be subordinated in right of payment to all existing and future Senior Debt of Silverleaf and the Guarantors. The Exchange Notes will rank on a parity in right of payment with the Old Notes and with all of our other existing and future senior subordinated indebtedness, and will rank senior to our 10-1/2 senior subordinated notes due 2008. The Exchange Notes will rank subordinate to our existing and future Senior Debt.

Q:       DO WE HAVE A RIGHT TO REDEEM THE EXCHANGE NOTES BEFORE MATURITY?

A: Yes. Provided no default under the New Indenture has occurred and is continuing, we may redeem all or a portion of the Exchange Notes at any time upon at least 30 days written notice on or after April 1, 2005 at the redemption prices specified in the New Indenture. These redemption prices are described in the section entitled "Description of Exchange Notes." However, such an optional redemption will not be permitted under the current terms and conditions of our existing Senior Debt.

Q: WHAT WILL HAPPEN IF OLD NOTES REMAIN OUTSTANDING AFTER THE EXCHANGE OFFER AND MATURE AS SCHEDULED ON APRIL 1, 2007?

A: Assuming that at least 80% percent of the holders of Old Notes accept the Exchange Offer there will be no more than $5,693,000 in principal amount of Old Notes outstanding on April 1, 2007. Under our current credit facilities, we would not be able to borrow the funds from our Senior Lenders to pay-off the remaining Old Notes outstanding. If Old Notes remain outstanding after the Exchange Offer, we will be forced to either negotiate with our current Senior Lenders the right to pay these Old Notes at their maturity or find alternative financing to pay amounts due to the holders of Old Notes. If we are unable to do so, we may have to seek some extension or accommodation from the holders of the Old Notes, or seek to file a voluntary petition in bankruptcy court to reorganize our debts under the provisions of the U.S. Bankruptcy Code.

Q:       HOW DOES A HOLDER OF OLD NOTES PARTICIPATE IN THE EXCHANGE OFFER?

A: To participate in the Exchange Offer, a holder of Old Notes must deliver:

                  o A completed letter of transmittal or an agent's message if the existing notes are tendered through DTC's Automated Tender Offer Program ("ATOP"); or

                  o The Old Notes or a Notice of Guaranteed Delivery, unless the Old Notes are tendered through ATOP.

         All of these documents must be delivered to the Exchange Agent before the expiration date of the Exchange Offer. For more information on how to participate in the Exchange Offer, please see the section entitled "The Exchange Offer."

Q:       WHAT ARE THE CONDITIONS OF THE EXCHANGE OFFER?

A: The Exchange Offer is conditioned upon each of our Senior Lenders entering into an amendment or waiver to their existing credit facilities consenting to the issuance of the Exchange Notes. The Exchange Offer is also subject to the valid tender of not less than $22,773,600 in aggregate principal amount (i.e., 80% percent) of the Old Notes outstanding and various other conditions. We describe these conditions in more detail under the section entitled "The Exchange Offer."

Q:       WHEN DOES THE EXCHANGE OFFER EXPIRE?

A: The Exchange Offer will expire at 5:00 p.m. New York City time on June 2, 2004, unless extended by us in our sole discretion.

Q:       MAY YOU WITHDRAW YOUR TENDER OF OLD NOTES?

A: Yes, you may withdraw any tendered Old Notes at anytime prior to 5:00 p.m., New York City time on the Expiration Date, which will be June 2, 2004, unless extended.

Q:       WHO WILL PAY THE FEES AND EXPENSES ASSOCIATED WITH THE EXCHANGE OFFER?

A: We will bear all fees and expenses incurred in connection with consummating the Exchange Offer. See "The Exchange Offer."

Q:       WHO CAN ANSWER YOUR QUESTIONS CONCERNING THE EXCHANGE OFFER?

A: If you have any questions about the Exchange Offer or how to submit your letter of transmittal, or if you need additional copies of this Offer to Exchange or of our Annual Report on Form 10-K for the year ended December 31, 2003, you should contact the Exchange Agent or the Information Agent. The contact information for the Exchange Agent and the Information Agent is listed on the back cover of this Offer to Exchange. As described under "Incorporation of Documents by Reference" copies of our SEC reports, the Old Indenture and the proposed form of the New Indenture are available from the Company. Our address is 1221 River Bend Drive, Suite 120, Dallas, Texas 75247, Attention: Sandra G. Cearley, and our telephone number is (214) 631-1166.

                       WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and periodic reports, proxy statements and other information with the Securities and Exchange Commission. You can read and copy these documents at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's regional offices located at 233 Broadway, New York, New York 10279, and Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. Please call the SEC at (800) SEC-0330 for further information on the Public Reference Room. The SEC also maintains an internet website through which all of our filings are available. The address of the SEC's website is http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

    We are "incorporating by reference" in this Offer to Exchange the information that we file with the SEC, which means that we are disclosing important information to you by referring you to the documents filed with the SEC containing that information. The information incorporated by reference is an important part of this Offer to Exchange and information that we file later with the SEC including our Quarterly Reports on Form 10-Q for the first quarter of 2004 will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under the Securities Exchange Act of 1934 as amended, until the expiration of the Exchange Offer made by this Offer to Exchange:

         o our Annual Report on Form 10-K for the year ended December 31, 2003;

         o our Proxy Statement on Schedule 14A for our May 11, 2004 Annual Meeting; and

         o our Current Reports on Forms 8-K filed with the SEC on February 17, 2004, March 12, 2004, and May 4, 2004.

     You may request a copy of the above information which is incorporated by reference, as well as copies of the Old Indenture, and the proposed form of the New Indenture, at no cost, by writing or calling:

     Sandra G. Cearley
     Corporate Secretary
     Silverleaf Resorts, Inc.
     1221 River Bend Drive, Suite 120,
     Dallas, Texas 75247
     Phone:  (214) 631-1166

     You should rely only on the information incorporated by reference or provided in this Offer to Exchange or any supplement to this Offer to Exchange. We have not authorized anyone else to provide you with different information. You should not assume that the information in this Offer to Exchange or any supplement to this Offer to Exchange is accurate as of any date other than the date of this Offer to Exchange or any supplement thereto.

                                     SUMMARY


     The following summary describes us and certain events which we believe have either lead to, or have a direct impact on the Exchange Offer. Each holder of Old Notes is urged to become thoroughly familiar with the provisions of this Summary, as well as the terms and provisions of the other sections of this Offer to Exchange. This summary is qualified in its entirety by and should be read in conjunction with the more detailed information and financial data, including the Company's consolidated financial statements and notes thereto, which may be found in our annual report on Form 10-K for the year ended December 31, 2003. This Offer to Exchange contains forward-looking statements that involve risks and uncertainties. Our actual results may differ significantly from the results we discuss in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed in "Risk Factors."

ABOUT US

     We are in the business of marketing and selling vacation ownership in one-week intervals ("Vacation Intervals"). Our principal activities in this regard include (i) acquiring and developing timeshare resorts; (ii) marketing and selling annual and biennial Vacation Intervals to prospective first-time owners; (iii) marketing and selling upgraded and/or additional Vacation Intervals to existing owners of Silverleaf's Vacation Intervals ("Silverleaf Owners"); (iv) providing financing for the purchase of Vacation Intervals sold by us; and (v) operating timeshare resorts. We also perform certain marketing and sales functions internally and make significant investments in operating technology, including sophisticated telemarketing and computer systems and proprietary software applications. We identify potential purchasers through various marketing techniques, and sell Vacation Intervals through on-site sales offices at certain of our timeshare resorts, which are located in close proximity to major metropolitan areas. The close proximity of our timeshare resorts to major population centers has historically allowed us an alternative to incurring the marketing costs necessary for subsidized airfare and lodging which are typically associated with the timeshare industry.

     The Company's principal executive offices are located at 1221 River Bend Drive, Suite 120, Dallas, Texas 75247.

BACKGROUND AND PURPOSE OF THE EXCHANGE OFFER

         The purpose of the Exchange Offer is to enhance our long-term viability by allowing us to access new capital markets. In order to achieve this we must first extend the maturity date of at least 80% in principal amount of the Old Notes. The Company's business plan is dependent upon either expanding our existing lines of credit or obtaining new sources of financing. Our current Senior Credit Facilities cease to revolve on March 31, 2006 and mature on March 31, 2007. However, if we can extend the maturity date of at least 80% of the Old Notes for three years to April 1, 2010, we believe we will be able to successfully pursue new opportunities in the capital markets, obtain alternative financing and work with our Senior Lenders to refinance our obligations to them.

     We believe that completing the Exchange Offer, is essential to our long term financial viability.

                 THE EXCHANGE OFFER AND SOLICITATION OF CONSENTS


The Exchange Offer....................               We are hereby offering to exchange for each $500 principal amount of the Old Notes (i) $500 principal amount of
                                                     Exchange Notes, and (ii) the Additional Interest Payment.
                                                     We will issue the Exchange Notes on or promptly after the
                                                     Expiration Date. As of the date hereof, the Old Notes have an aggregate principal amount outstanding of $28,467,000.
                                                     See "The Exchange Offer."  The Exchange Notes issued
                                                     pursuant to the Exchange Offer in exchange for Old Notes may be offered for resale, resold and otherwise transferred by a holder thereof, other than a person who is an affiliate of the Company within the meaning of Rule 405 under the
                                                     Securities Act, without compliance with the registration and prospectus delivery provisions of the Securities Act.

Expiration Date.......................               The Exchange Offer will expire at 5:00 p.m., New York City time, on June 2, 2004, unless the Exchange Offer is extended by us in our sole discretion, in which case the term
                                                     "Expiration Date" shall mean the latest date and time to
                                                     which the Exchange Offer is extended.

Accrued Interest on the
Exchange Notes and the
Old Notes.............................               The Exchange Notes will bear interest from the Exchange Date at 8% per annum.  The Additional Interest Payment will be
                                                     paid on the Exchange Date. Holders whose Old Notes are
                                                     accepted in exchange for the Exchange Notes and the
                                                     Additional Interest Payment will be deemed to have waived
                                                     the right to receive any additional payments on the Old
                                                     Notes.  We will report the Additional Interest Payment as
                                                     payment of interest accrued on the Old Notes during the
                                                     period beginning on April 1, 2004 and ending on the day
                                                     before the Exchange Date. The Old Notes which are not
                                                     exchanged will continue to accrue interest pursuant to the terms of the Old Notes and the Old Indenture.

Conditions to the
Exchange Offer........................               The Exchange Offer is conditional upon the holders of a
                                                     minimum of 80% of the principal amount outstanding of the
                                                     Old Notes agreeing to exchange the Old Notes for the
                                                     Exchange Notes and the Additional Interest Payment.  The
                                                     Exchange Offer is also conditioned upon obtaining certain
                                                     consents from our senior lenders.  See "The Exchange Offer
                                                     -- Conditions."

Procedures for Tendering
Old Notes.............................               Unless a holder intends to make book-entry delivery of Old
                                                     Notes through the book-entry transfer facility, each holder of Old Notes wishing to accept the Exchange Offer must
                                                     complete, sign and date the Letter of Transmittal, or a
                                                     facsimile thereof, in accordance with the instructions
                                                     contained herein and therein, and transmit or otherwise
                                                     deliver such Letter of Transmittal, or such facsimile,
                                                     together with such Old Notes and any other required
                                                     documentation to Wells Fargo Bank, National Association, as exchange agent

                                                     (the "Exchange Agent"), at the address set forth on the
                                                     back cover to this Offer to Exchange.  See "The Exchange
                                                     Offer" -- Procedures for Tendering."

Special Procedures
for Beneficial Owners.................               Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender such Old Notes in the
                                                     Exchange Offer should contact such registered holder
                                                     promptly and instruct such registered holder to tender on
                                                     such beneficial owner's behalf. If such beneficial owner
                                                     wishes to tender on such owner's own behalf, such owner
                                                     must, prior to completing and executing the Letter of
                                                     Transmittal and delivering such owner's Old Notes, either
                                                     make appropriate arrangements to register ownership of the
                                                     Old Notes in such owner's name or obtain a properly
                                                     completed bond power from the registered holder. The
                                                     transfer of registered ownership may take considerable time and may not be able to be completed prior to the Expiration
                                                     Date. See "The Exchange Offer -- Procedures for Tendering."

Guaranteed Delivery
Procedures............................               Holders of Old Notes who wish to tender their Old Notes and whose Old Notes are not immediately available or who cannot deliver their Old Notes, the Letter of Transmittal or any
                                                     other documentation required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Notes according to the guaranteed delivery
                                                     procedures set forth under "The Exchange Offer -- Guaranteed
                                                     Delivery Procedures."

Acceptance of the Old
Notes and Delivery of
the Exchange Notes and the
Additional Interest Payment...........               Subject to the satisfaction or waiver of the conditions to the Exchange Offer, we will accept for exchange any and all
                                                     Old Notes that are properly tendered in the Exchange Offer prior to the Expiration Date. The Exchange Notes issued
                                                     pursuant to the Exchange Offer and the Additional Interest
                                                     Payment will be delivered through the Exchange Agent on the earliest practicable date following the Expiration Date. See
                                                     "The Exchange Offer."

Withdrawal Rights.....................               Tenders of Old Notes may be withdrawn at any time prior to the Expiration Date. See "The Exchange Offer -- Withdrawal
                                                     of Tenders."

Certain Federal Income
Tax Considerations....................               The exchange of Old Notes for Exchange Notes should
                                                     constitute a recapitalization for federal income tax
                                                     purposes, and the Additional Interest Payment should be
                                                     treated as the payment of ordinary interest income for
                                                     federal income tax purposes.  See "Certain Federal Income
                                                     Tax Considerations" for a discussion of the material federal income tax consequences expected to result for holders whose
                                                     Old Notes

                                                     are exchanged for Exchange Notes in the Exchange
                                                     Offer and for holders whose Old Notes are not exchanged.

Exchange Agent........................               Wells Fargo Bank, National Association is serving as the
                                                     Exchange Agent in connection with the Exchange Offer.

                               THE EXCHANGE NOTES

     The Exchange Offer applies to $28,467,000 aggregate principal amount of the Old Notes. The Exchange Notes will be issued under, and be entitled to the benefits of, an Indenture (i.e. the New Indenture) dated as of the Exchange Date among the Company, certain of its subsidiaries, and the New Indenture Trustee. The form of the New Indenture for the Exchange Notes is attached hereto as Annex
B. For further information and for definitions of certain capitalized terms used below, see "Description of Exchange Notes."



Notes Offered.........................               The Exchange Notes are comprised of up to $28,467,000
                                                     aggregate principal amount of our Senior Subordinated Notes due 2010.

Maturity Date of
Exchange Notes........................               April 1, 2010.

Interest Payment Dates................               April 1 and October 1, commencing October 1, 2004.

Additional Interest Payment...........               The exchanging holders shall receive the Additional Interest
                                                     Payment on the Exchange Date in an amount equal to the
                                                     amount of interest that accrues from April 1, 2004 through the day before the Exchange Date on the Old Notes.  We will report the Additional Interest Payment as payment of
                                                     interest accrued on the Old Notes during the period
                                                     beginning as April 1, 2004 and ending on the day before the
                                                     Exchange Date.

Ranking...............................               The Exchange Notes will be general unsecured obligations of ours and the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt (as defined herein) of ours and the Guarantors. The Exchange Notes will rank pari passu with any existing and future senior
                                                     subordinated indebtedness of ours and the Guarantors,
                                                     including but not limited to the Old Notes, and will rank
                                                     senior to our 10  1/2% senior subordinated notes due 2008
                                                     and all other subordinated unsecured indebtedness of ours
                                                     and the Guarantors. The Exchange Notes will be subordinated to all secured indebtedness of ours and the Guarantors to
                                                     the extent of the security.  To the extent the guarantees
                                                     may be limited or ineffective, the Exchange Notes will be
                                                     structurally subordinated to all existing and future
                                                     liabilities of the Guarantors.  Assuming a minimum 80%
                                                     acceptance rate by exchanging holders, at December 31, 2003, after giving pro forma effect to the Exchange Offer, the
                                                     Company and its subsidiaries would have had approximately
                                                     $251.9 million of outstanding indebtedness of which
                                                     approximately $215.3 million would have been secured or
                                                     structurally senior in right of payment to the Exchange
                                                     Notes and approximately $2.1 million would have been
                                                     subordinated in right of payment to the Exchange Notes.

Optional Redemption...................               The Exchange Notes will be redeemable, in whole or in part, at the option of the Company on or after April 1, 2005 at
                                                     the redemption prices (expressed as a percentage of
                                                     principal amount) set forth herein, plus accrued and unpaid interest, if any, to the date of redemption.  See
                                                     "Description of Exchange Notes -- Optional Redemption."

Change Of Control.....................               Upon a Change of Control (as defined), holders of the
                                                     Exchange Notes will have the right to require the Company to repurchase all or a portion of such holder's Exchange Notes at a purchase price equal to 101% of the principal amount
                                                     thereof, plus accrued and unpaid interest, if any, to the
                                                     date of repurchase.

Certain Covenants.....................               The New Indenture contains certain covenants that, among
                                                     other things, limit our ability and the ability of our
                                                     Restricted Subsidiaries (as defined herein) to (i) incur
                                                     additional indebtedness, (ii) pay dividends or make other
                                                     distributions with respect to Capital Stock (as defined) of the Company and its Restricted Subsidiaries, (iii) create
                                                     certain liens, (iv) sell certain of our assets or certain
                                                     assets of our Restricted Subsidiaries, (v) enter into
                                                     certain mergers and consolidations or (vi) engage in
                                                     transactions with an affiliate, except on an arm's length
                                                     basis.  See "Description of Exchange Notes -- Certain
                                                     Covenants."

Exemption from
Registration..........................               The Exchange Notes will be exempt from registration under
                                                     Section 3(a)(9) of the Securities Act.
Limited Market for
Exchange Notes........................               The Old Notes have never been listed on an exchange and the
                                                     Company has no plan to list the Exchange Notes on any
                                                     exchange.  Therefore, there will be a very limited market, if any, for both the Old Notes and the Exchange Notes.

Use Of Proceeds.......................               The Company will not receive any proceeds from the issuance of the Exchange Notes offered hereby.

                   COMPARISON OF OLD NOTES AND EXCHANGE NOTES

     The following is a brief comparison of the principal terms of the Old Notes and the Exchange Notes. The following descriptions are brief summaries, do not purport to be complete and are qualified in their entirety by reference to the Exchange Notes and the New Indenture attached hereto as Exhibit B. For further information regarding the Exchange Notes and for definitions of capitalized terms used with respect to the Exchange Notes but not otherwise defined herein, see "Description of Exchange Notes." Except for coupon rate and date of maturity, the existing terms and conditions of the Old Notes are substantially similar to the proposed terms and conditions of the Exchange Notes. See "Description of Exchange Notes."

THE FOLLOWING TABLE COMPARES CERTAIN PROPOSED TERMS OF THE EXCHANGE NOTES WITH SIMILAR TERMS OF THE OLD NOTES.

                                                OLD NOTES                          EXCHANGE NOTES
                                                ---------                          --------------
Obligor.....................            Silverleaf Resorts, Inc.              Silverleaf Resorts, Inc.

Trustee.....................            Wells Fargo Bank, National            Wells Fargo Bank, National
                                        Association                           Association

Aggregate Principal
Amount......................            Up to $5,693,000, if only the         Up to $28,467,000 million,
                                        minimum of 80% of the Old Notes are   depending upon the principal
                                        exchanged                             amount of Old Notes exchanged

Maturity Date...............            April 1, 2007                         April 1, 2010

Interest Rate...............            6% per annum                          8% per annum

Interest Payment
Dates.......................            April 1 and October 1 annually        April 1 and October 1 annually

Ranking.....................            The Old Notes will rank pari passu    The Exchange Notes will rank pari
                                        with all existing and future senior   passu with any existing and future
                                        subordinated indebtedness of the      senior subordinated indebtedness
                                        Company and the Guarantors,           of the Company and the Guarantors,
                                        including the Exchange Notes.         including the Old Notes.

Optional
Redemption..................            We may, at our option, redeem the     We may, at our option, redeem the
                                        Old Notes at any time after April     Exchange Notes at any time after
                                        1, 2003 until maturity, in whole or   April 1, 2005 until maturity, in
                                        in part, upon not less than 30 nor    whole or in part, upon not less
                                        more than 60 days' notice, at the     than 30 nor more than 60 days'
                                        redemption prices set forth in the    notice, at the redemption prices
                                        Amended Indenture plus accrued and    set forth in the New Indenture
                                        unpaid interest thereon, if any, to   plus accrued and unpaid interest
                                        the applicable redemption date.       thereon, if any, to the applicable
                                                                              redemption date.

Change of Control...........            In the event of a Change of           In the event of a Change of
                                        Control, as defined in the Old        Control, as defined in the New
                                        Indenture, each Holder shall have     Indenture, each Holder shall have
                                        the right to require the Company to   the right to require the Company to

                                        repurchase all or any part of such    repurchase all or any part of
                                        holder's Old Notes at a price in      such holder's Exchange Notes at a
                                        cash of 101% of the aggregate         price in cash of 101% of the
                                        principal amount thereof plus         aggregate principal amount thereof
                                        accrued and unpaid interest           plus accrued and unpaid interest
                                        thereon.                              thereon.

Asset Sales.................            At any time that the Company has      At any time that the Company has
                                        Excess Proceeds (as defined by the    Excess Proceeds (as defined by the
                                        New Indenture) available in an        New Indenture) available in an
                                        amount exceeding $5 million in the    amount exceeding $5 million in the
                                        aggregate, the Company shall make     aggregate, the Company shall make
                                        an offer to all holders of the        an offer to all holders of the
                                        Exchange Notes to purchase all or a   Exchange Notes to purchase all or
                                        portion of the Exchange Notes for a   a portion of the Exchange Notes
                                        price in cash of 100% of the          for a price in cash of 100% of the
                                        outstanding amount thereof, plus      outstanding amount thereof, plus
                                        accrued and unpaid interest           accrued and unpaid interest
                                        thereon.                              thereon.

Registration................            The Old Notes were  issued in          The Exchange Notes are being issued in
                                        exchange  for notes registered         reliance upon an exemption from registration
                                        under the Securities Act and are       under the Securities Act pursuant to Section
                                        freely tradable, except by persons     3(a)(9) thereof. When issued, the Exchange
                                        who are considered affiliates of       Notes should be freely tradable, except by
                                        the Company, as that term is defined   persons who are considered to be affiliates
                                        in Rule 405 under the Securities Act.  of the Company, as that term is defined in
                                                                               Rule 405 under the Securities Act.


Certain Covenants...........           The New Indenture contains covenants    The New Indenture contains covenants that,
                                       that, among other things, limit the     among other things, limit the ability of the
                                       ability of the Company and its          Company and its Restricted Subsidiaries (as
                                       Restricted Subsidiaries (as defined)    defined) to (i) incur additional
                                       to (i) incur additional indebtedness,   indebtedness, (ii) pay dividends or make
                                       (ii) pay dividends or make other        other distributions with respect to Capital
                                       distributions with respect to Capital   Stock (as defined), (iii) create certain
                                       Stock (as defined), (iii) create        liens, (iv) sell certain assets, (v) enter
                                       certain liens, (iv) sell certain        into certain mergers and consolidations, or
                                       assets, (v) enter into certain          (vi) engage in transactions with an
                                       mergers and consolidations, or (vi)     affiliate except on an arm's length basis.
                                       engage in transactions with an
                                       affiliate, except on an arm's
                                       length basis.

                                  RISK FACTORS


Holding the Exchange Notes, as well as continuing to hold the Old Notes, involves a high degree of risk. In addition to other information contained in this Offer to Exchange, we urge you to consider the following risks in making your decision regarding whether to tender the Old Notes you hold for Exchange Notes. You should also consider the information included under "Cautionary Statements" on pages 22 through 30 of our Annual Report on Form 10-K for the year ended December 31, 2003.

                     FACTORS RELATING TO THE EXCHANGE OFFER

WE MAY NOT BE ABLE TO REPAY OR REFINANCE THE EXCHANGE NOTES WHEN THEY MATURE.

      Although the Exchange Offer will delay the maturity of our debt represented by the Exchange Notes, giving us more time to continue our efforts to improve the financial performance of our business, we will remain highly leveraged following completion of the Exchange Offer. Our ability to service our debt following the Exchange Offer, including our payment obligations under our Senior Credit Facilities, our senior subordinated notes due 2008, our remaining Old Notes outstanding, and other financial obligations, will depend upon our future operating performance, which in turn is subject to market conditions and other factors, including factors beyond our control. Accordingly, there can be no assurance that we will have, or will be able to obtain, sufficient funds to repay the Exchange Notes when they become due in 2010.

YOU MAY SUFFER A REDUCTION IN THE MARKET VALUE OF YOUR OLD NOTES IF THE EXCHANGE OFFER IS NOT COMPLETED.

      By participating in the Exchange Offer, you are agreeing to exchange your Old Notes for the Exchange Notes. Once your Old Notes are tendered, you will be unable to trade your Old Notes in the open market or otherwise, unless you withdraw your tender. In the event that the Exchange Offer is not consummated for any reason, your Old Notes will be released to you and will be freely tradable as before. However, the fact that we were unable to complete the Exchange Offer may reduce the liquidity and market value of your Old Notes.

IF YOU DO NOT TENDER YOUR OLD NOTES AND THE EXCHANGE OFFER IS CONSUMMATED, THERE MAY BE A SMALLER TRADING MARKET FOR YOUR OLD NOTES AND THE MARKET PRICE OF YOUR OLD NOTES MAY DECLINE.

      The Old Notes are currently traded in limited amounts primarily through the over-the-counter market. If the Exchange Offer is consummated, the trading and the liquidity of the market for Old Notes is likely to be very limited since there will be a smaller principal amount of the Old Notes outstanding. A debt security with a smaller aggregate outstanding principal amount available for trading (i.e. a smaller "float") may command a significantly lower price than would a comparable debt security with a greater float. Therefore, following consummation of the Exchange Offer, the market price for the Old Notes may decline significantly. In addition, the occurrence of an event of default under our Old Indenture on the maturity date of the Old Notes could result in the Old Notes trading at a significantly lower price and the price at which trading on the Old Notes occurs could be extremely volatile. Following consummation of the Exchange Offer, an active market in the Old Notes may not exist and the untendered Old Notes may trade at a lower price.

AN ACTIVE TRADING MARKET FOR THE EXCHANGE NOTES MAY NOT DEVELOP.

      The Exchange Notes constitute a new issue of securities with no established trading market. We do not intend to apply for listing of the Exchange Notes on any securities exchange or for quotation through any automated dealer quotation system. Although large institutional holders may make a market in the Exchange Notes after the completion of the Exchange Offer, they are not obligated to do so and may discontinue any such market making activity at any time without notice. Accordingly, no assurance can be given as to the liquidity of, or adequate trading markets for, the Exchange Notes.

WE HAVE NOT OBTAINED A THIRD PARTY DETERMINATION THAT THE EXCHANGE OFFER IS FAIR TO THE HOLDERS OF THE OLD NOTES.

      The Exchange Offer has been approved by our Board of Directors. We are not, however, making a recommendation whether holders should exchange their Old Notes. We have not retained and do not intend to retain any unaffiliated representative to act solely on behalf of the holders of Old Notes for purposes of negotiating the terms of the Exchange Offer and/or preparing a report concerning the fairness of the Exchange Offer. We cannot assure holders of Old Notes that the value of the Exchange Notes issuable will equal or exceed the value of the Old Notes.

WE MAY PURCHASE OR REPAY ANY OLD NOTES NOT TENDERED IN THE EXCHANGE OFFER ON TERMS THAT COULD BE MORE FAVORABLE TO HOLDERS OF OLD NOTES THAN THE TERMS OF THE EXCHANGE OFFER.

      If our senior lenders consent, we may, at any time, purchase Old Notes in the open market, in privately negotiated transactions, through subsequent tender or exchange offers, repayment at maturity or otherwise. Any other purchases may be made on the same terms or on terms that are more or less favorable to holders than the terms of the Exchange Offer. We reserve the right to repay any Old Notes not tendered. Although we currently do not intend to do so, and would not be permitted by our existing credit facilities to do so, if we decided to repurchase or repay Old Notes that are not tendered in the Exchange Offer on terms that are more favorable than the terms of the Exchange Offer, those holders who decided not to participate in the Exchange Offer will be better off than those that participated in the Exchange Offer.

              RISKS RELATED TO OUR BUSINESS AND FINANCIAL CONDITION

WE ARE SUBSTANTIALLY LEVERAGED AND HAVE PLEDGED ALL OF OUR SIGNIFICANT ASSETS TO OUR SENIOR LENDERS.

      We are, and following the Exchange Offer will continue to be, highly leveraged. As of December 31, 2003, our total indebtedness was approximately $264.1 million, our total assets were approximately $351.8 million and our stockholders' equity was approximately $87.7 million. Our substantial current indebtedness and high level of fixed charges could have important consequences, including: (i) a substantial portion of our cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) our ability to obtain additional debt financing in the future for working capital, capital expenditures, acquisitions, or the repayment of existing debt may be limited; and (iii) our level of indebtedness could limit our flexibility in reacting to changes in our industry and economic conditions generally. Moreover, we are more leveraged than certain of our competitors, which could place us at a competitive disadvantage. Our ability to make scheduled payments or to refinance our obligations with respect to our indebtedness depends on our financial and operating performance, which in turn, is subject to prevailing industry and economic conditions and to financial, business and other factors beyond our control. As discussed above, our operating results will not be sufficient for payment of the Old Notes when they presently mature in 2007, and there can be no assurance that our operating results will be sufficient for payment of our other indebtedness, including the Exchange Notes. All of our indebtedness under our Senior Credit Facilities is secured by a pledge of all of our accounts receivable, inventory, general intangibles, machinery and equipment and other personal property and a lien on substantially all of our real estate assets.

WE HAVE A HISTORY OF NET LOSSES.

      We experienced a net loss of approximately $13.9 million for the year ended December 31, 2003. We have experienced net losses in three of the past five years. Our operating performance is subject to industry, economic and other factors beyond our control. There can be no assurance that we will be able to eliminate the net losses we have suffered in recent years or even maintain our current operating performance. Because of restrictions placed on our operations by agreements with our senior lenders, growth in our sales revenues will be very difficult and future profits, if any, will be possible only through achieving greater operational efficiencies and by controlling our operating expenses. There can be no assurance that we can achieve these efficiencies or cost controls.

OUR LENDERS HAVE NOT COMMITTED TO EXTEND OUR CREDIT FACILITIES

      Our Senior Credit Facilities currently cease to revolve on March 31, 2006, and mature on March 31, 2007 Our lenders have not committed to extend these dates and there can be no assurance that our lenders will agree to such extensions, even if the Exchange Offer is consummated. We believe that consummation of the Exchange Offer will allow us to successfully pursue new opportunities in the capital markets, obtain alternative financing, and work with our Senior Lenders to refinance our obligations; however, there can be no assurance that this will occur, or that alternative financing will become available even if the Exchange Offer is successful.

                 SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

      The following selected historical consolidated financial data has been taken or derived from our consolidated financial statements and should be read in conjunction with the consolidated financial statements and the notes thereto which may be found in our annual reports on Form 10-K for the years ended December 31, 1999, 2000, 2001, 2002, and 2003. The following selected historical consolidated financial data should also be read in conjunction with the section entitled "Management's Discussion and Analysis of financial Condition and Results of Operations" contained in each of these Forms 10-K which relate to each of the above referenced consolidated financial statements and notes thereto.


                                                                           Year Ended December 31,
                                                                           -----------------------
                                                              (in thousands, except share and per share amounts)
                                                              --------------------------------------------------
                                                   1999             2000            2001             2002            2003
                                                ------------    ------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues                                        $    230,443    $    281,536    $    191,333    $    170,540         167,200
Costs and expenses                                   184,795         345,291         178,183         151,800         174,064
Impairment loss of long-lived assets                      --           6,320           5,442              --              --
                                                ------------    ------------    ------------    ------------    ------------
Operating income (loss)                               45,648         (70,075)          7,708          18,740          (6,864)
Other income                                              --           7,754              --          24,723           9,581
Interest expense and lender fees                      16,847          32,750          35,016          22,193          16,551
                                                ------------    ------------    ------------    ------------    ------------
Income (loss) before income taxes (benefit)           28,801         (95,071)        (27,308)         21,270         (13,834)
Income tax expense (benefit)                          11,090         (35,191)            (99)         (1,523)             86
                                                ------------    ------------    ------------    ------------    ------------
Net income (loss)                               $     17,711    $    (59,880)   $    (27,209)   $     22,793    $    (13,920)
                                                ============    ============    ============    ============    ============
Per share - Basic and Diluted (1):
     Net income (loss)                          $       1.37    $      (4.65)   $      (2.11)   $       0.79    $      (0.38)
                                                ============    ============    ============    ============    ============
Weighted average shares
     outstanding-basic(1)                         12,889,417      12,889,417      12,889,417      28,825,882      36,826,906
                                                ============    ============    ============    ============    ============


Weighted average shares outstanding-diluted(1)    12,890,044      12,889,417      12,889,417      28,825,882      36,826,906
                                                ============    ============    ============    ============    ============


BALANCE SHEET DATA (AT PERIOD END):
Total assets                                    $    477,942    $    467,614    $    458,100    $    398,245    $    351,787
Total debt                                           269,468         337,297         361,156         282,332         251,928
Stockholders' equity                                 158,016          98,136          70,927         101,619          87,699

OTHER DATA:
Cash flow provided by (used in)
    operating activities                        $   (120,971)   $   (125,494)   $    (23,985)   $    (11,592)   $     (7,843)
Cash flow provided by (used in)
    investing activities                             (10,480)         (2,622)         (1,511)         (1,537)          2,982
Cash flow provided by financing
    activities                                       124,910         130,102          24,900           8,078           7,801

                       DESCRIPTION OF SENIOR INDEBTEDNESS

AMENDED AGREEMENTS WITH SENIOR LENDERS

      TEXTRON FACILITY. We originally entered into a Loan and Security Agreement (the "Textron Agreement") with Textron in August 1995 pursuant to which we borrowed $5 million. Since that time, the Textron Agreement has been amended various times. Effective December 2003, the Company and Textron entered into an amendment (the "Textron Amendment") to the Textron Agreement.

      Pursuant to the Textron Amendment, the facility (the "Textron Tranche A Facility") provides us with a revolving loan ("Revolving Loan Component") in the amount of $44.6 million. The Textron Tranche A Facility also provides for a term loan ("Term Loan Component") of $11.3 million. The interest rate on the Revolving Loan Component is a variable rate equal to LIBOR plus 3% per annum, but at no time less than 6% per annum. The rate on the Term Loan Component is a fixed rate equal to 8% per annum. The maturity date of the Revolving Loan Component of the Textron Tranche A Facility is the earlier of March 31, 2007 or the weighted average maturity date of the eligible consumer loans pledged as collateral as of the end of the Revolving Loan Term. The maturity date of the Term Loan Component is March 31, 2007.

      The Textron Amendment also provides for a Textron Tranche B Facility, with a revolving loan component of $44.1 million and a term loan component of $11.0 million. The Textron Tranche B Facility is substantially identical to the Textron Tranche A Facility. The maturity of the revolving loan component of the Textron Tranche B Facility is the earlier of March 31, 2007 or the weighted average maturity date of the eligible consumer loans pledged as collateral. The maturity date of the term loan component is also March 31, 2007.

      The Inventory Loan in the amount of $10 million which we initially entered into with Textron in December 1999, as amended in April 2001, was further amended to extend the final maturity date to March 31, 2007. Subsequent to December 31, 2003, this facility was further amended to increase the availability under it to $18.0 million. The Inventory Loan is collateralized by a first priority security interest in certain of our inventory and a second priority security interest in the stock of SFI and the customer notes receivable pledged as collateral under the other Textron loan agreements.

      In April 2001, we entered into another Loan and Security Agreement with Textron for a $10.2 million credit facility. The original note issued in April 2001 was replaced with a Revolving Loan Component Note equal to $6.2 million and a Term Loan Component Note equal to $1.7 million ("Textron Tranche C Facility"). The Textron Tranche C Facility is substantially identical to the Textron Tranche A Facility. The maturity date of the Revolving Loan Component Note is the earlier of March 31, 2007 or the weighted average maturity date of the eligible consumer loans pledged as collateral. The maturity date of the Term Loan Component Note is March 31, 2007.

      The Textron Amendment includes a "change of control" provision which provides that Textron would have no obligation to make any advances under the facilities if there is a change in more than fifty percent of the executive management of Silverleaf, as such management is designated in a schedule to the Textron Amendment, unless Textron determines that the replacement management personnel's experience, ability and reputation is equal to or greater than that of the members of management specified. Additionally, Textron would have no obligation to make any additional advances under the facility if more than two of the five members of our Board of Directors are controlled by the holders of the Exchange Notes.

      In December 2003, we closed a $66.4 million conduit term loan transaction through a newly-formed wholly-owned financing subsidiary, Silverleaf Finance II, Inc. ("SF-II"). This conduit loan was arranged through Textron. Under the terms of the new conduit loan, we sold approximately $78.1 million of our Vacation Interval receivables to our subsidiary SF-II for an amount equal to the aggregate principal balances of the receivables. The purchase of these receivables was financed by Textron through a one-time advance to SF-II of $66.4 million, which is approximately 85% of the outstanding balance of the receivables SF-II purchased from us. All customer receivables that we transferred to SF-II have been pledged as security to Textron. Textron has also received as additional collateral a pledge of all of our equity interest in SF-II and a $15.7 million demand note from us to SF-II under which payment may be demanded if SF-II defaults on its loan from the lender. We used the proceeds from the sale of the receivables to SF-II to pay down approximately $65.5 million of amounts outstanding under our two senior revolving credit facilities with Textron and Sovereign. Textron's new conduit loan to SF-II will mature in 2014 and bears interest at a fixed annual rate of 7.035%.

      As a result of the closing of the $66.4 million conduit loan, we obtained a two-year extension of our senior revolving credit facilities with Textron. These facilities now revolve through March 31, 2006, and are due in March 2007. The Textron senior facilities are now limited to, in aggregate, $118.9 million, with receivable-based revolvers of $95.0 million and term loans of $23.9 million.

      SOVEREIGN FACILITY. Our Revolving Credit Agreement ("Sovereign Facility") with a group of lenders led by Sovereign Bank (collectively, "Sovereign") was amended effective December 2003 to provide a two-tranche receivables financing arrangement in an aggregate amount not to exceed $40.4 million. The first tranche ("Sovereign Tranche A") is a revolving loan component of approximately $35.0 million. The Sovereign Tranche A maturity date is the earlier of March 30, 2007 or the weighted average maturity date of the eligible consumer loans pledged as collateral as of the Sovereign Tranche A Conversion Date. Sovereign Tranche A bears interest at a base rate equal to the higher of (i) a variable annual rate of interest equal to the prime rate charged by Sovereign or (ii) 2.75% above the rate established by the Federal Reserve Bank of New York on overnight federal funds transactions with members of the Federal Reserve System; provided, that in no event shall the base rate be less than 6%.

      The second tranche ("Sovereign Tranche B") is a term loan component equal to approximately $5.4 million. Sovereign Tranche B shall be reduced automatically on a monthly basis as of the first day of each calendar month based on a 20-year amortization schedule. Sovereign Tranche B bears interest at the rate of 8% per annum. Interest is payable on the first day of each month. The Sovereign Tranche B maturity date is March 30, 2007. Sovereign Tranche B is secured by the same collateral pledged under Sovereign Tranche A.

      As a result of the closing of the $66.4 million conduit loan mentioned above, we obtained a two-year extension of our senior revolving credit facilities with Sovereign. These facilities now revolve through March 31, 2006, and are due in March 2007.

      HELLER FACILITY. We originally entered into a Loan and Security Agreement ("Heller Receivables Loan") with Heller in October 1994 pursuant to which we have pledged notes receivable as collateral. The Heller Receivables Loan has been amended several times to increase the amount of borrowing capacity to $70 million. We also entered into a Loan and Security Agreement ("Heller Inventory Loan") in December 1999 for $10 million. The Heller Inventory Loan is secured by our unsold inventory of Vacation Intervals. In March 2001, we obtained a supplemental $10 million inventory and receivables loan ("Heller Supplemental Loan").

      There is currently no availability under the Heller Receivables Loan. The Heller Receivables Loan will mature on August 31, 2004 (subsequently extended in March 2004 to February 28, 2006).

      The Heller Inventory Loan was amended effective April 30, 2002 to extend the availability period to March 31, 2004 and the maturity date to March 31, 2007. Subsequent to December 31, 2003, we reached an agreement with Heller and Textron whereby the amount outstanding under the Heller Inventory Loan agreement would be paid off via an additional $8.0 million of availability under the Textron inventory loan agreement. The maturity date of the Heller Supplemental Loan was amended effective April 30, 2002 to extend the maturity to March 31, 2007.

      CREDIT SUISSE FIRST BOSTON MORTGAGE CAPITAL LLC. We entered into a Revolving Loan and Security Agreement in October 1996 with Credit Suisse First Boston Mortgage Capital LLC ("CSFB"). The agreement has been amended several times since that date, with the maturity date being extended to August 2002. The agreement was amended, effective upon completion of the Restructuring Plan to extend the maturity date to August 2003 and to revise the collateralization requirements. In March 2003, we paid off the remaining $8.8 million balance of this facility and recognized a $1.3 million gain on early extinguishment of debt.

FEATURES COMMON TO AMENDED SENIOR CREDIT FACILITIES WITH TEXTRON, SOVEREIGN, AND HELLER.

      The Amended Senior Credit Facilities with Textron, Sovereign and Heller described above provide for a first priority security interest in (i) substantially all of our customer notes receivable that have been pledged to one of the senior secured lenders previously, and the mortgages attached thereto, (ii) substantially all of our real and personal property, including the Company's rights under the management agreements for the Existing Resorts, (iii) the stock of Silverleaf Finance, I, Inc., the SPE owned by us, and SF-II, (iv) the agreement with the Standby Manager (as defined below), (v) all books, records, reports, computer tapes, disks and software relating to the collateral pledged to Textron, Sovereign, and Heller; and (vi) all extensions, additions, improvements, betterments, renewals, substitutions and replacements of, for or to any of the collateral pledged to Textron, Sovereign, and Heller, together with the products, proceeds, issues, rents and profits thereof.

      The Amended Senior Credit Facilities with Textron, Sovereign, and Heller also provide that we shall retain, at our expense, a "Standby Manager" approved by the Senior Lenders who shall at any time that an event of default occurs and the Senior Lenders so direct, assume full control of the management of the Existing Resorts. We may also be replaced at the sole discretion of these Senior Lenders as servicing agent for the customer notes receivable pledged under the Amended Senior Credit Facilities. The Standby Manager designated by Textron, Sovereign and Heller under the Amended Senior Credit Facilities is J&J Limited, Inc. located in Windermere, Florida.

FINANCIAL COVENANTS UNDER AMENDED SENIOR CREDIT FACILITIES.

      The Amended Senior Credit Facilities with Heller, Textron and Sovereign provide certain financial covenants which we must satisfy. Any failure to comply with the financial covenants will result in a default under such Amended Senior Credit Facilities. In November 2003, we entered into agreements with our three senior lenders to amend our senior credit facilities to modify our financial covenants under which we had been in default since the first quarter of 2003. The amended covenants will increase from 52.5% to 55% the maximum permitted ratio of sales and marketing expenses to total sales for each quarter beginning with the quarter ended March 31, 2003, exclude our $28.7 million increase in our allowance for uncollectible notes in the quarter ended March 31, 2003 from the calculation of our minimum required consolidated net income, and from the calculation of our minimum required interest coverage ratio of 1.25 to 1.0. In addition to the above amendments, we also received waivers under our senior credit facilities of covenant defaults which occurred in the first quarter of 2003 due to our increase in our allowance for uncollectible notes and our failure to maintain a ratio of sales and marketing expense to total sales of no more than 52.5%. As a result of these amendments and waivers, we are in full compliance with all of our credit facilities with our senior lenders as of December 31, 2003.

      The financial covenants are described below.

      TANGIBLE NET WORTH COVENANT. We must maintain a Tangible Net Worth at all times equal to (i) the greater of (A) $100,000,000 and (B) an amount equal to 90% of the Tangible Net Worth of the Company as of September 30, 2001, plus (ii)
(A) on a cumulative basis, 100% of the positive Consolidated Net Income after January 1, 2002, plus (B) 100% of the proceeds of (1) any sale by the Company of
(x) equity securities issued by the Company or (y) warrants or subscriptions rights for equity securities issued by the Company or (2) any indebtedness incurred by the Company, other than the loans under the Heller Facility, the Textron Facility or the Sovereign Facility, in the case of each of (1) and (2) above occurring after January 1, 2002. For purposes of the three Amended Senior Credit Facilities, "Tangible Net Worth" is (i) the consolidated net worth of the Company and its consolidated subsidiaries, plus (ii) to the extent not otherwise included in the such consolidated net worth, unsecured subordinated indebtedness of the Company and its consolidated subsidiaries the terms and conditions of which are reasonably satisfactory to the Required Banks, minus (iii) the consolidated intangibles of the Company and its consolidated subsidiaries, including, without limitation, goodwill, trademarks, tradenames, copyrights, patents, patent applications, licenses and rights in any of the foregoing and other items treated as intangibles in accordance with generally accepted accounting principles. "Consolidated Net Income" is the consolidated net income of the Company and its subsidiaries, after deduction of all expenses, taxes, and other proper charges (but excluding any extraordinary profits or losses), determined in accordance with generally accepted accounting principles. It also excludes the $28.7 million increase in our allowance for uncollectible notes booked in the first quarter of 2003.

      MARKETING AND SALES EXPENSES COVENANT. As of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2003, we will not permit the ratio of marketing expenses to total sales for the latest rolling 12 months then ending to equal or exceed .55 to 1.

      MINIMUM LOAN DELINQUENCY COVENANT. We will not permit as of the last day of each fiscal quarter our over 30-day delinquency rate on our entire consumer loan portfolio to be greater than 25%. In the event that such delinquency rate is over 20% on the last day of the quarter, one or more Senior Lenders may conduct an audit of the Company. As part of our credit and collection process, we grant payment concessions on occasion to customers, whereby we bring a delinquent note current and extend the maturity date if two consecutive payments have been made.

      DEBT SERVICE. As of the last day of each fiscal quarter, commencing with the fiscal quarter ending March 31, 2003, we will not permit the ratio of (i) EBITDA less capital expenditures (excluding the $28.7 million increase in our allowance for uncollectible notes booked in the first quarter of 2003) as determined in accordance with generally accepted accounting principles to (ii) the interest expense minus all non-cash items constituting interest expense for such period, for the latest rolling 12 months then ending to be less than 1.25 to 1.

      PROFITABLE OPERATIONS COVENANT. We will not permit Consolidated Net Income
(i) for any fiscal year, commencing with the fiscal year ending December 31, 2002, to be less than $1.00 and (ii) for any two consecutive fiscal quarters (reviewed on an individual rather than on an aggregate basis) to be less than $1.00, excluding the $28.7 million increase in our allowance for uncollectible notes booked in the first quarter of 2003.

      As of December 31, 2002, we were in compliance with these financial covenants. However, due to the results of the quarter ended March 31, 2003, we were not in compliance with three of the financial covenants described above. First, sales and marketing expense for the quarter ended March 31, 2003 was 56.1% of sales, compared to a maximum threshold of 52.5%. Second, the interest coverage ratio for the twelve months ended March 31, 2003 was 1.02 to 1.0, compared to a minimum requirement of 1.25 to 1.0. And third, net loss for the two consecutive quarters ended March 31, 2003 was $24.9 million, compared to a minimum requirement of $1.00 net income. Also, due to the results for the six months ended June 30, 2003, we were in default of two of the financial covenants described above. First, the interest coverage ratio for the twelve months ended June 30, 2003 was 0.13 to 1.0, compared to a minimum requirement of 1.25 to 1.0. Second, net loss for the two consecutive quarters ended June 30, 2003 was $23.1 million, compared to a minimum requirement of $1.00 net income. In addition, due to the results for the nine months ended September 30, 2003, we were in default of one of the financial covenants described above. The interest coverage ratio for the twelve months ended September 30, 2003 was 0.40 to 1.0, compared to a minimum requirement of 1.25 to 1.0. As stated above, these defaults have been waived.

AMENDED DZ BANK FACILITY

      Effective as of October 30, 2000, we entered into a Receivables Loan and Security Agreement (the "RLSA") with our wholly-owned subsidiary, Silverleaf Finance I, Inc. ("SFI"), as Borrower, and Autobahn Funding Company LLC ("Autobahn"), as Lender, DZ Bank, as Agent, and other parties. SFI is a special purpose entity ("SPE") of Silverleaf. Pursuant to the DZ Bank facility, we service receivables which we sold to SFI under a separate agreement and which SFI pledged as collateral for funds borrowed from Autobahn. The facility ("DZ Bank Facility") has a maximum borrowing capacity of $100 million, of which SFI borrowed approximately $62.9 million during the year ended December 31, 2000. The RLSA established certain financial conditions which we must satisfy in order for SFI to borrow additional funds under the facility.

      Effective April 30, 2002, the RLSA was amended and restated (the "Amended DZ Bank Facility") with modifications to the term of the facility and the financial covenants imposed on us thereunder. The principal balance of the loan, which was originally scheduled to mature on October 30, 2005, will now mature on April 30, 2007. We must maintain financial covenants under the Amended DZ Bank Facility, including maintaining a minimum tangible net worth of $100 million and an Interest Coverage Ratio of 1.1 to 1 until April 30, 2003, with an increase to
1.25 to 1 thereafter. "Interest Coverage Ratio" is defined as "the ratio of (i) EBITDA for such period less Capital Expenditures for such period to (ii) the Cash Interest Expense for such period." Additional amendments to the agreement with Autobahn include (i) a reduction in the borrowing limits on an eligible receivable from a range of 80.0% to 85.0% of the principal balance outstanding to a range of 77.5% to 82.5% of the principal balance outstanding, and (ii) the requirement that the receivables pledged by SFI as collateral must have received a weighted average score of 650 and, individually, a minimum score of 500 under a nationally recognized credit rating developed by Fair, Isaac and Co. at the time the original obligor purchased the Vacation Interval related to the pledged receivable.

      As a result of the loss for the quarter ended March 31, 2003, the SPE was in default of financial covenants with its lender. The lender subsequently waived the defaults as of March 31, 2003 and modified its agreement with the SPE whereby there were no defaults for the remainder of 2003.

      As a result of the closing of the $66.4 million conduit loan through our new financing subsidiary, SF-II, we obtained an extension of our existing revolving credit facility through our SPE through March 31, 2006. In order to obtain the two-year extension of this facility, however, we agreed to reduce the principal amount of the facility from $100 million to $85 million.

                               THE EXCHANGE OFFER

      Upon the terms and subject to the conditions set forth in this Offer to Exchange and in the Letter of Transmittal, all Old Notes validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the Expiration Date will be accepted for exchange. Exchange Notes, and the Additional Interest Payment, as more fully described herein, will be issued in exchange for Old Notes accepted in the Exchange Offer. Old Notes may be tendered only in integral multiples of $500. No partial tenders by the beneficial owners of the Old Notes will be accepted. This Offer to Exchange, together with the Letter of Transmittal, is being sent to all holders as of May 4, 2004. The Exchange Offer is conditioned upon, among other things, the holders of at least 80% of the principal amount of Old Notes tendering the Old Notes for exchange. The obligation to accept Old Notes for exchange pursuant to the Exchange Offer is also subject to certain conditions as set forth herein under "-- Conditions." Old Notes shall be deemed to have been accepted as validly tendered when, as, and if we have given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering holders of Old Notes for the purposes of receiving the Old Notes and delivering or coordinating with the Company to deliver the Exchange Notes. The Additional Interest Payment will be paid on the Exchange Date. In addition to our own legal, accounting, and advisory fees, we have also incurred, and are continuing to incur, costs and expenses for legal and other services rendered on behalf of the Old Indenture Trustee. The Company is also obligated to pay for the services of the New Indenture Trustee, the Transfer Agent, the Exchange Agent and the Information Agent, as well as for expenses they each incur in performing their respective duties.

      Based on interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties, we believe that the Exchange Notes issued pursuant to the Exchange Offer may be offered for resale, resold and otherwise transferred by any holder thereof (other than any such holder that is an "affiliate" of the Company within the meaning of Rule 405 under the Securities
Act) without compliance with the registration and prospectus delivery provisions of the Securities Act. We have not sought, and do not intend to seek, a no-action letter from the SEC with respect to the effects of the Exchange Offer, and there can be no assurance that the Staff would make a similar determination with respect to the Exchange Notes as it has in other such no-action letters.

      IF A HOLDER OF OLD NOTES IS AN "AFFILIATE" OF THE COMPANY WITHIN THE MEANING OF RULE 405 OF THE SECURITIES ACT, SUCH HOLDER MAY NOT RELY ON THE APPLICABLE INTERPRETATIONS OF THE STAFF OF THE SEC AND MUST COMPLY WITH THE REGISTRATION AND PROSPECTUS DELIVERY REQUIREMENTS OF THE SECURITIES ACT IN CONNECTION WITH ANY SECONDARY RESALE TRANSACTION UNLESS SUCH SALE IS MADE PURSUANT TO AN EXEMPTION FROM SUCH REQUIREMENTS.

      Upon consummation of the Exchange Offer, any Old Notes not tendered will remain outstanding and continue to accrue interest.

EXPIRATION DATE; EXTENSIONS; AMENDMENTS; TERMINATION

      The Expiration Date of the Exchange Offer shall be June 2, 2004, unless we, in our sole discretion, extend the Exchange Offer, in which case the Expiration Date shall be the latest date to which the Exchange Offer is extended.

      To extend the Expiration Date, we will notify the Exchange Agent of any extension by oral or written notice and will notify the holders of Old Notes by means of a press release or other public announcement prior to 9:00 A.M., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

      We reserve the right to delay acceptance of any Old Notes, to extend the Exchange Offer or to terminate the Exchange Offer and not permit acceptance of Old Notes not previously accepted if any of the conditions set forth herein under "-- Conditions" shall have occurred and shall not have been waived by the Company prior to the Expiration Date, by giving oral or written notice of such delay, extension or termination to the Exchange Agent. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the Exchange Agent.

      Without limiting the manner in which we may choose to make public announcement of any delay, extension, amendment or termination of the Exchange Offer, we shall have no obligations to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to an appropriate news agency.

INTEREST ON THE EXCHANGE NOTES

      The Exchange Notes will accrue interest at a rate of 8.00% per annum, beginning with the Effective Date of the Exchange Offer. Prior to the Effective Date, interest will continue to accrue on the Old Notes at 6.00% per annum. Interest on the Exchange Notes is payable on April 1 and October 1 of each year, commencing October 1, 2004.

BY EXECUTING AND RETURNING THE LETTER OF TRANSMITTAL EACH EXCHANGING NOTEHOLDER WILL BE AUTHORIZING AND APPROVING THE TERMS AND CONDITIONS OF THE NEW INDENTURE FOR THE EXCHANGE NOTES IN THE FORM ATTACHED HERETO AS ANNEX B.

PROCEDURES FOR TENDERING

      To tender in the Exchange Offer, unless a holder intends to make book-entry delivery of Old Notes through the book-entry transfer facility, a holder must complete, sign and date the applicable Letter of Transmittal, or a facsimile thereof, have the signatures thereon guaranteed if required by the Letter of Transmittal, and mail or otherwise deliver such Letter of Transmittal or such facsimile together with any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. In addition, either certificates of such Old Notes must be received by the Exchange Agent along with the Letter of Transmittal; or a timely confirmation of a book-entry transfer of such Old Notes, if such procedure is available, into the Exchange Agent's account at the book-entry transfer facility, The DTC, pursuant to the procedure for book-entry transfer described below, must be received by the Exchange Agent prior to the Expiration Date; or the holder must comply with the guaranteed delivery procedures described below.

      THE METHOD OF DELIVERY OF OLD NOTES, LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT THE ELECTION AND RISK OF THE OLD NOTE HOLDERS. IF SUCH DELIVERY IS BY MAIL, IT IS RECOMMENDED THAT REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, BE USED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO OLD NOTES, LETTERS OF TRANSMITTAL, OR OTHER REQUIRED DOCUMENTS SHOULD BE SENT TO THE COMPANY. Delivery of all Old Notes (if applicable), Letters of Transmittal and other documents must be made to the Exchange Agent at its address set forth on the back cover of this Offer to Exchange. Holders may also request their respective brokers, dealers, commercial banks, trust companies or nominees to effect such tender for such holders.

      The tender by a holder of Old Notes will constitute an agreement between such holder and the Company in accordance with the terms and subject to the conditions set forth herein and in the applicable Letter of Transmittal. Any beneficial owner whose Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact such registered holder promptly and instruct such registered holder to tender on his behalf.

      Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by any member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor" institution within the meaning of Rule 17Ad-15 under the Exchange Act, or an eligible institution unless the Old Notes tendered pursuant thereto are tendered (1) by a registered holder of Old Notes who has not completed the box "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (2) for the account of an eligible institution.

      If the certificates for Old Notes are registered in the name of a person other than the signer of a Letter of Transmittal, the certificate must be endorsed or accompanied by appropriate bond powers, signed exactly as the name or names of the holder or holders appear on the certificates, with the signatures on the certificates or bond powers guaranteed.

      If the Old Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, or held through a book-entry transfer facility, who wishes to tender Old Notes, the holder should contact the registered holder promptly and instruct such registered holder to tender the original certificates evidencing the

Old Notes on such holder's behalf. If the holder wishes to tender Old Notes, he must either make appropriate arrangements to register ownership of the Old Notes in his name prior to completing and executing the Letter of Transmittal and, where applicable, to deliver original certificates evidencing such Old Notes or follow the procedures described in the immediately preceding paragraph.

      If a Letter of Transmittal is signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, such person should so indicate when signing, and unless waived by the Company, evidence satisfactory to the Company of their authority to so act must be submitted with such Letter of Transmittal.

      All questions as to the validity, form, eligibility, time of receipt and withdrawal of the tendered Old Notes will be determined by the Company in its sole discretion, which determination will be final and binding. The Company reserves the absolute right to reject any and all Old Notes not properly tendered or any Old Notes which, if accepted, would, in the opinion of the Company's counsel, be unlawful. The Company also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Notes. The Company's interpretation of the terms and conditions of the Exchange Offer, including the instructions in the Letter of Transmittal, will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Notes must be cured within such time as the Company shall determine. Neither the Company, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Notes, nor shall any of them incur any liability for failure to give such notification. Tenders of Old Notes will not be deemed to have been made until such irregularities have been cured or waived. Any Old Note received by the Exchange Agent that is not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned without cost to such holder by the Exchange Agent, unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

      In addition, the Company reserves the right in its sole discretion, subject to the provisions of the Indenture pursuant to which the Old Notes are issued, to purchase or make offers for any Old Notes that remain outstanding subsequent to the Expiration Date; and to the extent permitted under applicable law and the New Indenture, to purchase Old Notes in the open market, in privately negotiated transactions or otherwise. The terms of any such purchases or offers could differ from the terms of the Exchange Offer.

ACCEPTANCE OF OLD NOTES FOR EXCHANGE; DELIVERY OF EXCHANGE NOTES

      Upon satisfaction or waiver of all of the conditions to the Exchange Offer, all Old Notes properly tendered will be accepted promptly after the Expiration Date, and the Exchange Notes will be issued as soon as practicable following the Expiration Date. See "-- Conditions." For purposes of the Exchange Offer, Old Notes shall be deemed to have been accepted as validly tendered for exchange when, as, and if the Company has given oral or written notice thereof to the Exchange Agent. For each Old Note accepted for exchange, the holder of such Old Note will receive on the Exchange Date the Exchange Notes.

      In all cases, issuance of Exchange Notes for Old Notes that are accepted for exchange pursuant to the Exchange Offer will be made only after timely receipt by the Exchange Agent of certificates for such Old Notes or a timely book-entry confirmation of such Old Notes into the Exchange Agent's account at the applicable book-entry transfer facility, a properly completed and duly executed Letter of Transmittal (unless delivery of Old Notes is made by book-entry transfer), and all other required documents.

      If any tendered Old Notes are not accepted for any reason set forth in the terms and conditions of the Exchange Offer, such unaccepted or such nonexchanged Old Notes will be returned without expense to the tendering holder thereof (if in certificated form) or credited to an account maintained with such book-entry transfer facility as promptly as practicable after the expiration or termination of the Exchange Offer.

BOOK-ENTRY TRANSFER

      The Exchange Agent will make a request to establish an account with respect to the Old Notes at the book-entry transfer facility for purposes of the Exchange Offer within two business days after the date of this Offer to Exchange. Any financial institution that is a participant in the book-entry transfer facility's systems may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account at the book-entry transfer facility in accordance with such book-entry transfer facility's procedures for transfer.

EXCHANGING BOOK-ENTRY NOTES

      The Exchange Agent and the book-entry transfer facility have confirmed that any financial institution that is a participant in the book-entry transfer facility may utilize the book-entry transfer facility Automated Tender Offer Program, or ATOP procedures, to tender Old Notes.

      Any participant in the book-entry transfer facility may make book-entry delivery of Old Notes by causing the book-entry transfer facility to transfer such Old Notes into the Exchange Agent's account in accordance with the book-entry transfer facility's ATOP procedures for transfer. However, the exchange for the Old Notes so tendered will only be made after a book-entry confirmation of the book-entry transfer of Old Notes into the Exchange Agent's account, and timely receipt by the Exchange Agent of an agent's message and any other documents required by the Letter of Transmittal. The term "agent's message" means a message, transmitted by the book-entry transfer facility and received by the Exchange Agent and forming part of a book-entry confirmation, which states that the book-entry transfer facility has received an express acknowledgment from a participant tendering Old Notes that are the subject of such book-entry confirmation that such participant has received and agrees to be bound by the terms of the Letter of Transmittal, and the Notice of Guaranteed Delivery, if applicable, and that the Company may enforce such agreement against such participant.

GUARANTEED DELIVERY PROCEDURES

      If the procedures for book-entry transfer cannot be completed on a timely basis or certificates for the Old Notes cannot be delivered on a timely basis, a tender may be effected if the tender is made through an eligible institution and prior to the Expiration Date, the Exchange Agent receives by facsimile transmission, mail or hand delivery from such eligible institution a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form provided by the Company or a properly transmitted agent's message relating to the guaranteed delivery procedure, which (i) sets forth the name and address of the holder of Old Notes and the amount of Old Notes tendered; (ii) states that the tender is being made thereby; and (iii) guarantees that within three New York Stock Exchange ("NYSE") trading days after the date of execution of the Notice of Guaranteed Delivery, the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and any other documents required by the Letter of Transmittal will be deposited by the eligible institution with the Exchange Agent; and the certificates for all physically tendered Old Notes, in proper form for transfer, or a book-entry confirmation, as the case may be, and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three NYSE trading days after the date of execution of the notice of guaranteed delivery.

WITHDRAWAL OF TENDERS

      Tenders of Old Notes may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. For a withdrawal to be effective, a written notice of withdrawal must be received by the Exchange Agent prior to 5:00 p.m., New York City time on the Expiration Date at the address set forth below under "-- Exchange Agent." Any such notice of withdrawal must specify the name of the person having tendered the Old Notes to be withdrawn; identify the Old Notes to be withdrawn, including the principal amount of such Old Notes; in the case of Old Notes tendered by book-entry transfer, specify the number of the account at the book-entry transfer facility from which the Old Notes were tendered and specify the name and number of the account at the book-entry transfer facility to be credited with the withdrawn Old Notes and otherwise comply with the procedures of such facility; contain a statement that such holder is withdrawing its election to have such Old Notes exchanged; be signed by the holder in the same manner as the original signature on the Letter of Transmittal, if applicable, by which such Old Notes were tendered, including any required signature guarantees, or be accompanied by documents of transfer to have the trustee with respect to the Old Notes register the transfer of such Old Notes in the name of the person withdrawing the tender; and specify the name in which such Old Notes are registered, if different from the person who tendered such Old Notes.

      All questions as to the validity, form, eligibility and time of receipt of such notice will be determined by the Company, whose determination shall be final and binding on all parties. Any Old Notes so withdrawn will be deemed not to have been validly tendered for exchange for purposes of the Exchange Offer. Any Old Notes which have been tendered for exchange but which are not exchanged for any reason will be returned to the tendering holder thereof without cost to such holder, in the case of physically tendered Old Notes, or credited to an account maintained with the book-entry transfer facility for the Old Notes as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Notes may be retendered by following one of the procedures described under "-- Procedures for Tendering" and "-- Book-Entry Transfer" above at any time on or prior to 5:00 p.m., New York City time, on the Expiration Date.

CONDITIONS

      The Exchange Offer is conditioned upon at least 80% of the principal amount of the Old Notes being tendered for exchange. By executing and returning the Letter of Transmittal, each exchanging holder of Old Notes will be authorizing and approving the terms , conditions, and execution of the New Indenture by the Company, the Subsidiary Guarantors, and the New Indenture Trustee. The Exchange Offer is also conditioned upon the Company's receipt of the written consent or other definitive authorization from each of its Senior Lenders. Finally, the Exchange Offer may not be consummated unless the Company's application for qualification of the New Indenture has become effective under the Trust Indenture Act of 1939 prior to the Exchange Date.

      Notwithstanding any other provision of the Exchange Offer and, the Company shall not be required to accept for exchange, or to issue Exchange Notes in exchange for, any Old Notes and may terminate or amend the Exchange Offer if at any time prior to 5:00 p.m., New York City time, on the Expiration Date, the Company determines in its reasonable judgment that the Exchange Offer violates applicable law, any applicable interpretation of the Staff of the SEC or any order of any governmental agency or court of competent jurisdiction.

      The foregoing conditions are for the Company's sole benefit and may be asserted by it regardless of the circumstances giving rise to any such condition or may be waived by it in whole or in part at any time and from time to time in its reasonable discretion. Failure by the Company at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

EXCHANGE AGENT

      Wells Fargo Bank, National Association ("Wells Fargo") has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Offer to Exchange and the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:

By Hand:                                 By Registered or Certified Mail:        By Overnight Courier:

Wells Fargo Bank, National               Wells Fargo Bank, National              Wells Fargo Bank, National
Association                              Association                             Association

Northstar East Building                  Attention: Nicole K. Hill               Attention: Nicole K. Hill
Attention: Nicole K. Hill                Corporate Trust Services                Corporate Trust Services
Corporate Trust Services                 P. O. Box 1517                          Sixth and Marquette Avenue
608 Second Avenue South                  N9303-121                               N9303-121
12th Floor                               Minneapolis, MN 55480                   Minneapolis, MN 55479
Minneapolis, MN 55479

By Facsimile:  (612) 667-4927

Confirm by Telephone:  (612) 667-9764


INFORMATION AGENT

      The Company has retained D. F. King & Co., Inc. to act as Information Agent. Contact information for the Information Agent can be found on the back cover of this Offer to Exchange.

FEES AND EXPENSES

      The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by the Company. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail; however, additional solicitations may be made by telegraph, telephone, telecopy or in person by the Company's officers and regular employees.

      The Company will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. The Company will, however, pay the Exchange Agent and the Information Agent reasonable and customary fees for their services and will reimburse the Exchange Agent and the Information Agent for their reasonable out-of-pocket expenses in connection therewith. The Company may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of the prospectus and related documents to the beneficial owners of the Old Notes, and in handling or forwarding tenders for exchange.

      The expenses to be incurred by the Company in connection with the Exchange Offer will be paid by the Company, including fees and expenses of the Exchange Agent, the Information Agent, the New Indenture Trustee and the Company's accounting, legal, financial advisory, printing and related fees and expenses.

      The Company will pay all transfer taxes, if any, applicable to the exchange of Old Notes pursuant to the Exchange Offer. If, however, Exchange Notes or Old Notes for principal amounts not tendered or accepted for exchange are to be registered or issued in the name of any person other than the registered holder of the Old Notes tendered, or if tendered Old Notes are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax is imposed for any reason other than the exchange of Old Notes pursuant to the Exchange Offer, then the amount of any such transfer taxes imposed on the registered holder or any other persons will be payable by the tendering holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.

                          DESCRIPTION OF EXCHANGE NOTES

      The Exchange Notes will be issued pursuant to an indenture dated as of the Exchange Date (the "New Indenture") among the Company, each Restricted Subsidiary of the Company, as guarantors, and the New Indenture Trustee. The terms of the Exchange Notes include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Exchange Notes are subject to all such terms, and prospective investors are referred to the New Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the New Indenture does not purport to be complete and is qualified in its entirety by reference to the New Indenture, including the definitions therein of certain terms used below. A copy of the proposed form of New Indenture is delivered herewith as Annex B. The definitions of certain terms used in the following summary are set forth below under "Certain Definitions." For purposes of this summary, the term "Company" refers only to Silverleaf Resorts, Inc. and not to any of its Subsidiaries.

      The Exchange Notes will be general unsecured obligations of the Company and the Guarantors and will be subordinated in right of payment to all existing and future Senior Debt of the Company and the Guarantors. The Exchange Notes will rank pari passu with any existing and future senior subordinated indebtedness of the Company and the Guarantors (including the Old Notes) and will rank senior to the Company's 10-1/2% senior subordinated notes due 2008 and all other subordinated unsecured indebtedness of the Company and the Guarantors. The Exchange Notes will be effectively subordinated to all secured indebtedness of the Company and the Guarantors to the extent of the security. To the extent the guarantees may be limited or ineffective, the Exchange Notes will be structurally subordinated to all existing and future liabilities of the Guarantors, except for the Company's 10-1/2% senior subordinated notes due 2008. As of December 31, 2003, on a pro forma basis giving effect to the consummation of the Exchange Offer (assuming 80% of the Old Notes are tendered), the Company would have Senior Debt equal to approximately $215.3 million and unused commitments under the credit facilities equal to approximately $56.6 million, all of which will be secured Senior Debt. At such date, the Subsidiaries (other than the Receivables Subsidiaries) will have no material liabilities (other than intercompany payables). The New Indenture will permit the incurrence of additional Senior Debt and other indebtedness in the future, including secured indebtedness, subject to certain restrictions. See "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock" and "Liens."

      The Company's payment obligations under the Exchange Notes will be guaranteed by all of the Company's present and future Domestic Restricted Subsidiaries. See "Subsidiary Guarantees." As of the date of the New Indenture, all of the Company's Subsidiaries will be Restricted Subsidiaries except Silverleaf Finance I, Inc., a Delaware corporation, and Silverleaf Finance II, Inc., a Delaware corporation, each of which is a Receivables Subsidiary of the Company. However, under certain circumstances, the Company will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries or Receivables Subsidiaries. Unrestricted Subsidiaries and Receivables Subsidiaries will not guarantee the Exchange Notes or be subject to most of the restrictive covenants set forth in the New Indenture. See "Subsidiary Guarantees" and "Designation of Restricted Subsidiary as Unrestricted or Unrestricted Subsidiary as Restricted."

PRINCIPAL, MATURITY AND INTEREST

      The Exchange Notes will be limited in aggregate principal amount to $28,467,000, and will mature on April 1, 2010. Interest on the Exchange Notes will be payable semi-annually in arrears on April 1 and October 1, commencing on October 1, 2004, to holders of record of Exchange Notes on the immediately preceding March 15 and September 15. The Exchange Notes will bear interest at the rate of 8% per annum. In addition, the Exchange Offer provides for the Additional Interest Payment on the Settlement Date in an amount equal to the amount of interest that would have accrued from April 1, 2004, through the day before the Exchange Date. Holders whose Old Notes are accepted in exchange for the Exchange Notes and the Additional Interest Payment will be deemed to have waived the right to receive any additional payments on the Old Notes. We will report the Additional Interest Payment as payment of interest accrued on the Old Notes during the period beginning on April 1, 2004 and ending on the day before the Exchange Date. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal of, interest and premium, if any, on the Exchange Notes will be payable at the office or agency of the Company maintained for such purpose within the City and State of New York or, at the option of the Company, payment of interest and premium, if any, may be made by check mailed to the holders of the Exchange

Notes at their respective addresses set forth in the register of holders of Exchange Notes; provided that all payments of principal, interest and premium, if any, with respect to Exchange Notes the holders of which have given wire transfer instructions to the Company will be required to be made by wire transfer of immediately available funds to the accounts specified by the holders thereof. See, however, "Global Notes and Definitive Notes." Until otherwise designated by the Company, the Company's office or agency in New York will be the office of the New Indenture Trustee maintained for such purpose. The Exchange Notes will be issued in denominations of $500 and integral multiples thereof. All payments will be in immediately available funds.

SUBSIDIARY GUARANTEES

      The Company's payment obligations under the Exchange Notes will be jointly and severally guaranteed, on a senior subordinated basis, by each of the Company's present and future Domestic Restricted Subsidiaries. The Exchange Notes will not be guaranteed by any present or future foreign subsidiary or any Unrestricted Subsidiary or Receivables Subsidiary. As of December 31, 2003, the total assets of and investment by the Company in the Guarantors was approximately $1,000. It is the present intent of the Company to review the status and purpose for which each of the Subsidiaries was formed and to dissolve any Subsidiary which the Company believes is not necessary for the continued operations of the Company.

      The Subsidiary Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor (none was outstanding as of the date of this Offer to Exchange) and any amounts for which the Guarantors become liable under guarantees issued from time to time with respect to Senior Debt, both subject to the limitations described under the caption "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock." The obligations of each Guarantor under its Subsidiary Guarantee will be limited so as not to constitute a fraudulent conveyance under applicable law, which may limit or obviate the effect of such Subsidiary Guarantees. The Subsidiary Guarantees will also be senior to the Subsidiary Guarantees of the Old Notes.

      The New Indenture will provide that no Guarantor may consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another corporation, Person or entity whether or not affiliated with such Guarantor or sell or otherwise dispose of all or substantially all of the assets to or liquidate into any such corporation (other than the Company or another Restricted Subsidiary) unless (i) subject to the provisions of the following paragraph, the Person formed by or surviving any such consolidation or merger or acquiring such assets upon such sale, disposition or liquidation (if other than such Guarantor) assumes all the obligations of such Guarantor pursuant to a supplemental indenture in form and substance reasonably satisfactory to the New Indenture Trustee; (ii) immediately after giving effect to such transaction, no Default or Event of Default exists; and (iii) such Guarantor, or any Person formed by or surviving any such consolidation or merger, would have Consolidated Net Worth (immediately after giving effect to such transaction) equal to or greater than the Consolidated Net Worth of such Guarantor immediately preceding the transaction and immediately following such transaction and giving pro forma effect thereto would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio set forth in the New Indenture

      The New Indenture will also provide that in the event of a sale or other disposition of all of the assets of any Guarantor, by way of merger, consolidation or otherwise, or a sale or other disposition of all of the capital stock of any Guarantor, then such Guarantor (in the event of a sale or other disposition, by way of such a merger, consolidation or otherwise, of all of the capital stock of such Guarantor) or the corporation acquiring the property (in the event of a sale or other disposition of all of the assets of such Guarantor) will be released and relieved of any obligations under its Subsidiary Guarantee; provided that the Net Proceeds of such sale or other disposition are applied in accordance with the applicable provisions of the New Indenture. See "Repurchase at the Option of Holders -- Asset Sales."

      ADDITIONAL SUBSIDIARY GUARANTEES. The New Indenture will provide that if the Company or any of its Restricted Subsidiaries shall acquire or create another Domestic Restricted Subsidiary after the date of the New Indenture, then such newly acquired or created Domestic Restricted Subsidiary shall execute a Subsidiary Guarantee and deliver an opinion of counsel in accordance with the terms of the New Indenture.

SUBORDINATION

      The payment of principal of, interest and premium, if any, on the Exchange Notes will be subordinated in right of payment, as set forth in the New Indenture, to the prior payment in full of all Senior Debt, whether outstanding on the date of the New Indenture or thereafter incurred. See "Risk Factors -- Subordination."

      Upon any distribution to creditors of the Company in a liquidation or dissolution of the Company or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property, an assignment for the benefit of creditors or any marshalling of the Company's assets and liabilities, the holders of Senior Debt will be entitled to receive payment in full of all Obligations due in respect of such Senior Debt (including interest after the commencement of any such proceeding at the rate specified in the applicable Senior Debt) before the holders of Exchange Notes will be entitled to receive any payment with respect to the Exchange Notes, and until all Obligations with respect to Senior Debt are paid in full, any distribution to which the holders of Exchange Notes would be entitled shall be made to the holders of Senior Debt (except that holders of Exchange Notes may receive Permitted Junior Securities and payments made from the trust described under "Legal Defeasance and Covenant Defeasance").

      The Company also may not make any payment upon or in respect of the Exchange Notes (except in Permitted Junior Securities or from the trust described under "Legal Defeasance and Covenant Defeasance") if (i) a default in the payment of the principal of, premium, if any, or interest on Designated Senior Debt occurs and is continuing beyond any applicable period of grace or
(ii) any other default occurs and is continuing with respect to Designated Senior Debt that permits holders of the Designated Senior Debt as to which such default relates to accelerate its maturity and the New Indenture Trustee receives a notice of such default (a "Payment Blockage Notice") from the Company or the holders of any Designated Senior Debt. Payments on the Exchange Notes may and shall be resumed upon the earlier of (a) the date on which such default is cured or waived, or (b) in case of default described in (ii) above, 179 days pass after notice is received if the maturity of such Designated Senior Debt has not been accelerated.

      The New Indenture will further require that the Company promptly notify holders of Senior Debt if payment of the Exchange Notes is accelerated because of an Event of Default.

      The Obligations of a Guarantor under its Subsidiary Guarantee are senior subordinated obligations. Therefore, the rights of the holders of the Exchange Notes to receive payment by a Guarantor pursuant to a Subsidiary Guarantee will be subordinated in right of payment to the rights of holders of Senior Debt of such Guarantor. The terms of the subordination provisions described above with respect to the Company's Obligations under the Exchange Notes apply equally to a Guarantor and the Obligations of such Guarantor under the Subsidiary Guarantee.

      As a result of the subordination provisions described above, in the event of a liquidation or insolvency of the Company, holders of Exchange Notes may recover less ratably than creditors of the Company and the Guarantors who are holders of Senior Debt. The New Indenture will limit, subject to certain financial tests, the amount of additional Indebtedness, including Senior Debt, that the Company and its Restricted Subsidiaries can incur. See "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock."

      NO SENIOR SUBORDINATED DEBT. The New Indenture will provide that (i) the Company will not incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Exchange Notes, and (ii) no Guarantor will incur, create, issue, assume, guarantee or otherwise become liable for any Indebtedness that is subordinate or junior in right of payment to any Senior Debt and senior in any respect in right of payment to the Subsidiary Guarantees. No Indebtedness shall be deemed to be Senior Debt solely because it is secured and no Indebtedness shall be deemed to be subordinated solely because it is convertible into Equity Interests.

REPURCHASE AT THE OPTION OF HOLDERS

      CHANGE OF CONTROL. Upon the occurrence of a Change of Control, each holder of Exchange Notes will have the right to require the Company to repurchase all or any part (equal to $500 or an integral multiple thereof) of such holder's Exchange Notes pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the aggregate principal amount thereof plus accrued and unpaid interest thereon, to the date of purchase (the "Change of Control Payment"). Within ten days following any Change of Control, the Company will mail a notice to each holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Exchange Notes on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the New Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Exchange Notes as a result of a Change of Control.

      On the Change of Control Payment Date, the Company will, to the extent lawful, (i) accept for payment all Exchange Notes or portions thereof properly tendered pursuant to the Change of Control Offer, (ii) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Exchange Notes or portions thereof so tendered and (iii) deliver or cause to be delivered to the New Indenture Trustee the Exchange Notes so accepted together with an Officers' Certificate stating the aggregate principal amount of Exchange Notes or portions thereof being purchased by the Company. The Paying Agent will promptly mail to each holder of Exchange Notes so tendered the Change of Control Payment for such Exchange Notes, and the New Indenture Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal in principal amount to any unpurchased portion of the Exchange Notes surrendered, if any; provided that each such new Exchange Note will be in a principal amount of $500 or an integral multiple thereof. The New Indenture will provide that, prior to complying with the provisions of this covenant, but in any event within 90 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Exchange Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

      The Change of Control provisions described above will be applicable whether or not any other provisions of the New Indenture are applicable. Except as described above with respect to a Change of Control, the New Indenture does not contain provisions that permit the holders of the Exchange Notes to require that the Company repurchase or redeem the Exchange Notes in the event of a takeover, recapitalization or similar transaction.

      The existence of a Holder's right to require the Company to repurchase such holder's Exchange Notes upon the occurrence of a Change of Control may deter a third party from seeking to acquire the Company in a transaction that would constitute a Change of Control.

      The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Indenture applicable to a Change of Control Offer made by the Company and purchases all Exchange Notes validly tendered and not withdrawn under such Change of Control Offer.

      The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of the Company and its Restricted Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a holder of Exchange Notes to require the Company to repurchase such Exchange Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Restricted Subsidiaries taken as a whole to another Person or group may be uncertain.

      ASSET SALES. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale (see "Certain Definitions") unless (i) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the New Indenture Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash; provided that the amount of (x) any liabilities (as shown on the Company's or such Restricted Subsidiary's most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Exchange Notes or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases the Company or such Restricted Subsidiary from further liability and
(y) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are promptly converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received), shall be deemed to be cash for purposes of this provision.

      Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds at its option, (a) to repay Senior Debt of the Company or a Guarantor, or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in the same line of business as the Company and its Restricted Subsidiaries were engaged on the date of the New Indenture or in a Related Business. Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving Senior Debt or otherwise invest such Net Proceeds in any manner that is not prohibited by the New Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." Within five (5) days of each date on which the aggregate amount of Excess Proceeds exceeds $5.0 million, the Company will be required to make an offer to all holders of Exchange Notes (an "Asset Sale Offer") to purchase the maximum principal amount of Exchange Notes that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the principal amount thereof plus accrued and unpaid interest thereon to the date of purchase, in accordance with the procedures set forth in the New Indenture. To the extent that the aggregate amount of Exchange Notes tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, the Company may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the New Indenture. If the aggregate principal amount of Exchange Notes surrendered by holders thereof exceeds the amount of Excess Proceeds, the New Indenture Trustee shall select the Exchange Notes to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

      REPURCHASE LIMITATIONS. The Company's credit facilities variously prohibit the Company from prepaying any Exchange Notes and provide that certain change of control events with respect to the Company would constitute a default thereunder. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control or Asset Sale occurs at a time when the Company is prohibited from purchasing Exchange Notes, the Company could seek the consent of its lenders to purchase of Exchange Notes or repay the restrictive Indebtedness. If the Company does not obtain such a consent or repay such borrowings, the Company will continue to be prohibited from purchasing Exchange Notes. In such case, the Company's failure to purchase tendered Exchange Notes would constitute an Event of Default under the New Indenture which would, in turn, constitute a default under the Company's credit facilities. In such circumstances, the subordination provisions in the New Indenture would likely restrict payments to the holders of Exchange Notes. Finally, the Company's ability to repurchase Exchange Notes may be limited by the Company's then existing financial resources. See "Risk Factors -- Payment Upon a Change of Control and Certain Asset Sales" and "Description of Certain Indebtedness."

OPTIONAL REDEMPTION

      The Exchange Notes will not be redeemable at the Company's option prior to April 1, 2005. Thereafter, the Exchange Notes will be subject to redemption at any time at the option of the Company, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on April 1 of the years indicated below:

                                YEAR                            PERCENTAGE
                                ----                            ----------
                         2005                                       105.25%
                         2006                                       103.50%
                         2007                                       101.75%
                         2008 and thereafter                        100.00%




SELECTION AND NOTICE

      If less than all of the Exchange Notes are to be redeemed at any time, selection of Exchange Notes for redemption will be made by the New Indenture Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Exchange Notes are listed, or, if the Exchange Notes are not so listed, on a pro rata basis, by lot or by such method as the New Indenture Trustee shall deem fair and appropriate; provided that no Exchange Notes of $500 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each holder of Exchange Notes to be redeemed at its registered address. Notices of redemption may not be conditional. If any Note is to be redeemed in part only, the notice of redemption that relates to such Note shall state the portion of the principal amount thereof to be redeemed. A new Exchange Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the holder thereof upon cancellation of the original Exchange Note. Exchange Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Exchange Notes or portions of them called for redemption.

MANDATORY REDEMPTION

      Except as set forth below under "Repurchase at the Option of Holders," the Company is not required to make mandatory redemption or sinking fund payments with respect to the Exchange Notes.


CERTAIN COVENANTS

      RESTRICTED PAYMENTS. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of the Company's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company) or to the direct or indirect holders of the Company's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and dividends and distributions payable solely to the Company or to a Guarantor); (ii) purchase, redeem or otherwise acquire, or retire for value (including without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company; (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinate to the Exchange Notes or the Subsidiary Guarantees, except a payment of interest or principal at Stated Maturity; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

      (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof;

      (b) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable reference period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio test set forth in the New Indenture; and

      (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the New Indenture (excluding Restricted Payments permitted by clause (ii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the New Indenture to the end of the Company's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by the Company from the issue or sale since the date of the New Indenture of Equity Interests of the Company (other than Disqualified Stock) or of Disqualified Stock or debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of the Company and other than Disqualified Stock or debt securities that have been converted into or exchanged for Disqualified Stock), plus (iii) to the extent that any Unrestricted Subsidiary is redesigned as a Restricted Subsidiary after the date of the New Indenture, the fair market value of the Company's Investment in such Subsidiary as of the date of such redesignation; provided, however, that the foregoing amount shall not exceed the amount of Investments made (and treated as a Restricted Investment) by the Company or any Restricted Subsidiary in such Unrestricted Subsidiary, plus (iv) an amount equal to the net reduction in Investments (other than Permitted Investments) made by the Company or any Restricted Subsidiaries in any Person resulting from dividends or distributions on, or repurchases or redemptions of, such Investments by such Person, net cash proceeds realized upon the sale of such Investment to an unaffiliated purchaser, reductions in obligations of such Person guaranteed by, and repayments of loans or advances or other transfers of assets by such Person to, the Company or a Restricted Subsidiary, provided, however, that no amount shall be included under this clause (iv) to the extent it is already included in Consolidated Net Income.

      The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the New Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of the Company in exchange for, or out of the net cash proceeds of the substantially concurrent sale (other than to a Restricted Subsidiary or a Receivables Subsidiary of the Company) of, other Equity Interests of the Company (other than any Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (b) (ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with Excess Proceeds remaining after an Asset Sale Offer; (v) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its respective Equity Interests on a pro rata basis; (vi) repurchases of Equity Interests of the Company deemed to occur upon exercise of employee options, warrants or rights if such Equity Interests represent a portion of the exercise price of or withholding tax due upon exercise of such options, warrants or rights; (vii) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary held by any employee or former employee pursuant to the terms of any of the Company's or such Restricted Subsidiaries' benefit plans or arrangements; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $1.0 million in any twelve-month period and $5.0 million in the aggregate and no Default or Event of Default shall have occurred and be continuing immediately after such transaction; (viii) the purchase, defeasance or other acquisition or retirement of all or part of the Old Notes at a cost no more than 10% of the face value of the Old Notes so acquired but only if the Company is permitted under the terms of the New Indenture to make any payment or other distribution to the New Indenture Trustee or any Holder in respect of the Obligations thereunder; and (ix) additional Restricted Payments in an amount not to exceed $5.0 million.

      The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by the Company or such

Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the New Indenture Trustee, such determination to be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $1.0 million. Not later than the date of making any Restricted Payment, the Company shall deliver to the New Indenture Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the New Indenture.

      INCURRENCE OF INDEBTEDNESS. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that the Company and the Guarantors will not issue any Disqualified Stock and the Company will not permit any of its Restricted Subsidiaries which are not Guarantors to issue any shares of preferred stock other than to the Company or to a Wholly Owned Restricted Subsidiary which is a Guarantor, provided that any subsequent issuance or transfer of Capital Stock that results in such Guarantor ceasing to be a Wholly Owned Restricted Subsidiary or any subsequent transfer of such preferred stock (other than to the Company or another Wholly Owned Restricted Subsidiary which is a Guarantor) will be deemed, in each case, to be the issuance of such preferred stock by the issuer thereof; provided, however, that the Company and any Guarantor may incur Indebtedness (including Acquired Debt) or issue shares of Disqualified Stock if the Consolidated Coverage Ratio for the four most recently ended calendar quarters is at least 1.25:1

      The Consolidated Coverage Ratio shall be determined on a pro forma basis (including a pro forma application of the net proceeds from such Indebtedness or Disqualified Stock), as if the additional Indebtedness had been incurred, or the Disqualified Stock had been issued, as the case may be, at the beginning of the four quarter period. The most recently ended calendar quarters shall be determined on the basis of the Company's calendar quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock is issued.

      The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

         (i) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness secured by Mortgages Receivable;

         (ii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant, equipment, land or inventory used or held for sale in the business of the Company or such Restricted Subsidiary in an aggregate principal amount at any time outstanding for the Company and its Restricted Subsidiaries not to exceed $5.0 million;

         (iii) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by the Company or one of its Restricted Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by the Company or one of it Restricted Subsidiaries; and provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (iii), does not exceed $5.0 million;

         (iv) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Existing Indebtedness or Indebtedness that was permitted by the New Indenture to be incurred;

         (v) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and any of its Restricted Subsidiaries; provided, however, that (A) if the Company or a Guarantor is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Exchange Notes and the Subsidiary Guarantees and (B)(i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be;

         (vi) the incurrence by the Company of Hedging Obligations that are incurred for the purpose of fixing or hedging interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding;

         (vii) the guarantee by the Company or any Restricted Subsidiary of Indebtedness of the Company or a Restricted Subsidiary that was permitted to be incurred by another provision of this covenant;

         (viii) the incurrence by the Company's Unrestricted Subsidiaries of Non-Recourse Debt, provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed an incurrence of Indebtedness by a Restricted Subsidiary of the Company;

         (ix) the incurrence by the Company and the Guarantors of Indebtedness represented by $28.467 million of Exchange Notes offered hereby, the Subsidiary Guarantees thereof and the New Indenture;

         (x) the incurrence by the Company or any of its Restricted Subsidiaries of Existing Indebtedness of the Company or any such Restricted Subsidiary;

         (xi) the incurrence by the Company or any of its Restricted Subsidiaries in the ordinary course of business of Indebtedness (A) in respect of performance, completion, surety or similar bonds or guarantees (including pursuant to letters of credit) in connection with new construction, development, leasing of billboards, or compliance with federal, state or local law, or (B) in respect of bankers acceptances, letters of credit, appeal or similar bonds other than pursuant to clause (A) in an aggregate amount at any time outstanding for the Company and its Restricted Subsidiaries not to exceed $5.0 million;

         (xii) the incurrence of Indebtedness of the Company or any Restricted Subsidiary arising from agreements providing for indemnification, adjustment of purchase price or similar obligations in connection with the disposition of any assets of the Company or any such Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such assets for the purpose of financing such acquisition), in principal amount not to exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition;

         (xiii) the incurrence by the Company or any of its Restricted Subsidiaries of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time (including all indebtedness incurred to replace, refund or refinance any such indebtedness) outstanding for the Company and its Restricted Subsidiaries not to exceed $7.5 million; and

         (xiv) the incurrence by a Receivables Subsidiary of Indebtedness.

      For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xiv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof Accrual of interest, the accretion of accreted value and the payment of interest in the form of additional Indebtedness will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

      DESIGNATION OF RESTRICTED SUBSIDIARY AS UNRESTRICTED OR UNRESTRICTED SUBSIDIARY AS RESTRICTED. The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if at the time of such designation:
(a) all outstanding Investments by the Company and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated are deemed to be a Restricted Payment at the time of such designation (all such outstanding Investments will be deemed to constitute an amount equal to the greatest of (i) the net book value of such Investments at the time of such designation, (ii) the fair market value of such Investments at the time of such designation and (iii) the original fair market value of such Investments at the time they were made), and such Restricted Payment is permitted at such time under the covenant described under the caption "Restricted Payments"; (b) giving pro forma effect thereto as if such designation had occurred at the beginning of the Company's most recently completed applicable reference period for which internal financial statements are available preceding the date of such designation, the pro forma Consolidated Coverage Ratio for such period is greater than the historical Consolidated Coverage Ratio for such period; (c) no Default or Event of Default shall have occurred and be continuing immediately preceding such designation and giving pro forma effect thereto or would occur as a consequence thereof, and (d) such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

      The Board of Directors may redesignate any Unrestricted Subsidiary to be Restricted Subsidiary if at the time of such redesignation: (x) giving pro forma effect to the redesignation and incurrence of Indebtedness of the Unrestricted Subsidiary (if any) as if they occurred at the beginning of the Company's most recently completed applicable reference period for which internal financial statements are available preceding the date of such redesignation, (i) any Indebtedness of such Unrestricted Subsidiary (including any Non-Recourse Debt) could be incurred pursuant to the Consolidated Coverage Ratio test set forth in the first paragraph of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) the pro forma Consolidated Coverage Ratio for such period is greater than the historical Consolidated Coverage Ratio for such period; (y) the newly redesignated Domestic Restricted Subsidiary executes and delivers a Subsidiary Guarantee and an opinion of counsel as required by the New Indenture; and (z) no Default or Event of Default shall have occurred and be continuing immediately preceding such redesignation and giving pro forma effect thereto or would occur as a consequence thereof.

      Any such designation or redesignation by the Board of Directors shall be evidenced to the New Indenture Trustee by filing with the New Indenture Trustee a certified copy of the Board Resolution giving effect to such designation or redesignation and an Officers' Certificate certifying that such designation or redesignation complied with the foregoing conditions.

      If, at any time, any Unrestricted Subsidiary would fail to meet the definition of an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Indenture. If the Unrestricted Subsidiary at such time would not be permitted to be redesignated a Restricted Subsidiary, the Company shall be in default of the above covenant.

      LIENS. The New Indenture will provide that the Company will not and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, or any income or profits therefrom (or assign or convey any right to receive income therefrom), which secures Indebtedness or trade payables that rank pari passu with or are subordinated to the Exchange Notes or the Subsidiary Guarantees, as applicable, unless (i) if such Lien secures Indebtedness or trade payables that rank pari passu with the Exchange Notes or Subsidiary Guarantees, as applicable, the Exchange Notes and such Subsidiary Guarantees are secured on an equal and ratable basis with the obligation so secured until such time as such obligation is no longer secured by a Lien or
(ii) if such Lien secures Indebtedness or trade payables that are subordinated to the Exchange Notes or Subsidiary Guarantees, as applicable, such Lien shall be subordinated to a Lien granted to the holders of Exchange Notes and Subsidiary Guarantees on the same collateral as that securing such Lien to the same extent as such Indebtedness, as applicable, until such obligation is no longer secured by a lien.

      DIVIDEND AND OTHER PAYMENT RESTRICTIONS AFFECTING RESTRICTED SUBSIDIARIES. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries, (ii) make loans or advances to the Company or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to the

Company or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the New Indenture, (b) the New Indenture and the Exchange Notes, (c) applicable law, (d) any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the New Indenture to be incurred, (e) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (f) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause
(iii) above on the property so acquired, (g) Permitted Refinancing Indebtedness, provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive than those contained in the agreements governing the Indebtedness being refinanced, (h) restrictions contained in security agreements or mortgages to the extent such restrictions restrict the transfer of the property or assets subject to such security agreements or mortgages, (i) any restriction with respect to a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of all or substantially all of the capital stock or assets of such Restricted Subsidiary pending the closing of the sale of such sale or disposition, or (j) any restriction in any agreement that is not more restrictive than the restrictions in the Company's credit facilities as in effect on the date of the New Indenture.

      MERGER, CONSOLIDATION, OR SALE OF ASSETS. The New Indenture will provide that the Company may not consolidate or merge with or into (whether or not the Company is the surviving corporation), or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another corporation, Person or entity unless (i) the Company is the surviving corporation or the entity or the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia;
(ii) the entity or Person formed by or surviving any such consolidation or merger (if other than the Company) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of the Company under the Exchange Notes and the New Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the New Indenture Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and (iv) except in the case of a merger of the Company with or into a Wholly Owned Restricted Subsidiary of the Company, the Company or the entity or Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (A) will have Consolidated Net Worth immediately after the transaction equal to or greater than the Consolidated Net Worth of the Company immediately preceding the transaction, and (B) shall, immediately after such transaction and after giving pro forma effect to such transaction as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Consolidated Coverage Ratio last set forth in the New Indenture.

      TRANSACTIONS WITH AFFILIATES. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction"), unless (i) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person and (ii) the Company delivers to the New Indenture Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions (other than a securitization or similar transaction between the Company and a Receivables Subsidiary) involving aggregate consideration in excess of $5.0 million, an opinion as to the fairness to the holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that (x) any employment, compensation or indemnity agreement entered into by the Company or any of its Restricted

Subsidiaries in the ordinary course of business and consistent with the past practice of the Company or such Restricted Subsidiary, (y) transactions between or among the Company and/or its Restricted Subsidiaries and (z) Restricted Payments that are permitted by the provisions of the New Indenture described above under the caption "Restricted Payments," in each case, shall not be deemed Affiliate Transactions, and provided further that (i) transactions between the Company or a Restricted Subsidiary and any Club in the ordinary course of business (ii) a securitization or similar transaction between the Company and a Receivables Subsidiary shall not be subject to clause (ii)(b) above.

      SALE AND LEASEBACK TRANSACTIONS. The New Indenture will provide that the Company will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that the Company may enter into a sale and leaseback transaction if (i) the Company could have (a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale or leaseback transaction pursuant to the covenant under the caption "Incurrance of Indebtedness" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the New Indenture Trustee) of the property that is the subject of such sale and leaseback transaction, and
(iii) the transfer of assets in such sale and leaseback transaction is permitted by, and the Company applies the proceeds of such transaction in compliance with, the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales."

      LIMITATION ON ISSUANCES AND SALES OF CAPITAL STOCK OF WHOLLY OWNED RESTRICTED SUBSIDIARIES. The New Indenture will provide that the Company (i) will not, and will not permit any Wholly Owned Restricted Subsidiary of the Company to, transfer, convey, sell, lease or otherwise dispose of any Capital Stock of any Wholly Owned Restricted Subsidiary of the Company to any Person (other than to the Company or a Wholly Owned Restricted Subsidiary that is a Guarantor), unless (a) such transfer, conveyance, sale, lease or other disposition is of all the Capital Stock of such Wholly Owned Restricted Subsidiary and (b) the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption "Repurchase at the Option of Holders -- Asset Sales," and (ii) will not permit any Wholly Owned Restricted Subsidiary or a Receivables Subsidiary of the Company to issue any of its Equity Interests (other than, if necessary, shares of its Capital Stock constituting directors' qualifying shares) to any Person other than to the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor.

      BUSINESS ACTIVITIES. The New Indenture will provide that the Company will not, and will not permit any Restricted Subsidiary to, engage in any business other than the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the New Indenture or a Related Business, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole. The Company shall not permit any of its Receivables Subsidiaries to engage in any business other than the business for which the Receivables Subsidiary was established.

      LIMITATION ON STATUS AS AN INVESTMENT COMPANY. The New Indenture will prohibit the Company and its Restricted Subsidiaries from being required to register as an "investment company" (as defined in the Investment Company Act of 1940, as amended), or from otherwise becoming subject to regulation under the Investment Company Act.

      PAYMENTS FOR CONSENT. The New Indenture will provide that neither the Company nor any of its Restricted Subsidiaries will, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any Exchange Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Indenture or the Exchange Notes unless such consideration is offered to be paid or is paid to all holders of the Exchange Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

      REPORTS. The New Indenture will provide that, whether or not required by the rules and regulations of the Commission, so long as any Exchange Notes are outstanding, the Company and the Guarantors will furnish to the holders of Exchange Notes (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" that describes the financial condition and results of operations of the Company and its consolidated Subsidiaries (showing in reasonable detail, either on the face of the financial statements or in the footnotes thereto and in Management's Discussion and Analysis of Financial Condition and Results of Operations, the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company), and, with respect to the annual information only, a report thereon by the Company's independent certified public accountants, and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports. In addition, whether or not required by the rules and regulations of the Commission, the Company will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. The Company will also prepare a business plan which shall be created by management of the Company with the support of a financial advisory firm acceptable to the Board of Directors and approved by the Board of Directors for distribution to the holders of the Exchange Notes.

LISTING OF COMPANY COMMON STOCK ON EXCHANGES

      The Company's common stock is currently eligible for quotation on the OTC Bulletin Board. The Company will use reasonable efforts to maintain the eligibility of its common stock for the quotation on the OTC Bulletin Board. Additionally the Company will use reasonable efforts to effect a listing of the Company's common stock on the Nasdaq SmallCap Market or higher trading market as soon as practicable following issuance of the Notes. The Company has agreed to use reasonable efforts to become compliant, and to remain compliant with the corporate governance regulations set forth in Section 4350 of the Bylaws of the Nasdaq Stock Market, Inc. (the "Nasdaq"), as in effect from time to time (or any successor regulations), other than, unless otherwise required of the Company, any provisions relating to the filing of reports or other information with the Nasdaq or the execution of a listing agreement.

DIRECTORS' AND OFFICERS' INSURANCE

      The Company will maintain directors' and officers' insurance in amounts acceptable to, and with companies acceptable to, the Company's Board of Directors.

EVENTS OF DEFAULT AND REMEDIES

      The New Indenture will provide that each of the following constitutes an Event of Default: (i) default for 30 days in the payment when due of interest on the Exchange Notes (whether or not prohibited by the subordination provisions of the New Indenture); (ii) default in payment when due of the principal of or premium, if any, on the Exchange Notes (whether or not prohibited by the subordination provisions of the New Indenture); (iii) failure by the Company to comply for 30 days after notice from the New Indenture Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes with the provisions described under the captions "Repurchase at the Option of Holders -- Change of Control," "Repurchase at the Option of Holders -- Asset Sales," "Certain Covenants -- Restricted Payments," "Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock," and "Certain Covenants -- Merger, Consolidation or Sale of Assets"; (iv) except as provided by the New Indenture, failure by the Company to comply with any of its other agreements in the New Indenture or the Exchange Notes for 60 days after notice from the New Indenture Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes; (v) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or guarantee now exists, or is created after the date of the New Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; provided, that in the case of any such Payment Default under clause (a) such default continues beyond the lesser of 30 days or the longest period for cure provided in any such Indebtedness as to which a Payment Default exists, or in the case of any acceleration of Indebtedness described in clause (b), such Indebtedness is not discharged or such acceleration cured, waived, rescinded or annulled within the lesser of 30 days after acceleration or the longest period for cure provided in any such Indebtedness which has been accelerated; (vi) failure by the Company or any of its Restricted Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (viii) except as permitted by the New Indenture, any Subsidiary Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Subsidiary Guarantee; and (ix) certain events of bankruptcy or insolvency with respect to the Company, any of its Significant Restricted Subsidiaries, or any group of Restricted Subsidiaries, that taken as a whole, would constitute a Significant Restricted Subsidiary.

      If any Event of Default occurs and is continuing, the New Indenture Trustee or the holders of at least 25% in principal amount of the then outstanding Exchange Notes may declare all the Exchange Notes to be due and payable immediately; provided, however, that so long as any Designated Senior Debt is outstanding, no such acceleration shall be effective until five business days after the giving of written notice to the Company and the representatives under the Designated Senior Debt of such acceleration. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Significant Restricted Subsidiary or any group of Restricted Subsidiaries that, taken together, would constitute a Significant Restricted Subsidiary, all outstanding Exchange Notes will become due and payable without further action or notice. Holders of the Exchange Notes may not enforce the New Indenture or the Exchange Notes except as provided in the New Indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding Exchange Notes may direct the New Indenture Trustee in its exercise of any trust or power. The New Indenture Trustee may withhold from holders of the Exchange Notes notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

      In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Guarantor with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Exchange Notes pursuant to the optional redemption provisions of the New Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. If an Event of Default occurs prior to April 1, 2005 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of the Company or any Guarantor with the intention of avoiding the prohibition on redemption of the Exchange Notes prior to such date, then the Make-Whole Price shall become immediately due and payable to the extent permitted by law upon the acceleration of the Exchange Notes. The holders of a majority in aggregate principal amount of the Exchange Notes then outstanding by notice to the New Indenture Trustee may on behalf of the holders of all of the Exchange Notes waive any existing Default or Event of Default and its consequences under the New Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Exchange Notes.

      The Company is required to deliver to the New Indenture Trustee annually a statement regarding compliance with the New Indenture, and the Company is required upon becoming aware of any Default or Event of Default, to deliver to the New Indenture Trustee a statement specifying such Default or Event of Default.

ACKNOWLEDGMENTS AND AGREEMENTS OF HOLDERS WITH RESPECT TO DZ BANK FACILITY

      By accepting the Exchange Offer, each holder of the Exchange Notes will be deemed to have accepted, acknowledged and agreed that Section 6.12 of the New Indenture will provide that in connection with the DZ Bank facility (i) any sale or other transfer of Mortgage Receivables and related assets by the Company to a Receivables Subsidiary shall constitute a true sale of such Mortgage Receivables and (ii) there are no grounds upon which the assets of the Company and any Restricted Subsidiary could be substantively consolidated with the assets of such Receivables Subsidiary upon the occurrence and continuation of an Event of Default set forth in the New Indenture. Section 6.12 of the New Indenture further provides that in connection with the DZ Bank Facility each holder of the Exchange Notes, by its acceptance thereof, further agrees (i) to take such action as may be necessary or appropriate to effect such acknowledgements and agreements and (ii) not to take any action contrary to, or inconsistent with, such acknowledgments and agreements upon the occurrence and continuation of an Event of Default. Section 6.12 of the New Indenture also provides that in connection with the DZ Bank Facility each holder of the Exchange Notes authorizes and directs the New Indenture Trustee on its behalf to take such action as may be necessary or appropriate to effect such acknowledgements and agreements and not to take any action contrary to, or inconsistent with, such acknowledgments and agreements, in each case, upon the occurrence and continuation of an Event of Default and appoints the New Indenture Trustee its attorney-in-fact for such purposes.

      Finally, Section 6.12 of the New Indenture provides that, with respect to any creditor of a Receivables Subsidiary, the New Indenture Trustee will undertake to perform or observe only such of its covenants and obligations as are specifically set forth in the New Indenture, and no implied covenants or obligations with respect to such creditors shall be read into the New Indenture against the New Indenture Trustee. The New Indenture Trustee shall not be deemed to owe any fiduciary duty to any creditors of a Receivables Subsidiary, and shall not be liable to any such creditors for any loss, liability or expense in connection with the New Indenture or otherwise.

NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND SHAREHOLDERS

      No director, officer, employee, incorporator or shareholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or any Guarantor under the Exchange Notes, the Subsidiary Guarantees, the New Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of Exchange Notes by accepting an Exchange Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Exchange Notes. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

      The Company may, at its option and at any time, elect to have all of its and the Guarantors' obligations discharged with respect to the outstanding Exchange Notes ("Legal Defeasance") except for (i) the rights of holders of outstanding Exchange Notes to receive payments in respect of the principal of, interest and premium, if any, on such Exchange Notes when such payments are due from the trust referred to below, (ii) the Company's obligations with respect to the Exchange Notes concerning issuing temporary Exchange Notes, mutilated, destroyed, lost or stolen Exchange Notes and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the New Indenture Trustee, and the Company's obligations in connection therewith and (iv) the Legal Defeasance provisions of the New Indenture. In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and its Subsidiaries released with respect to certain covenants that are described in the New Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Exchange Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "Events of Default" will no longer constitute an Event of Default with respect to the Exchange Notes.

      In order to exercise either Legal Defeasance or Covenant Defeasance, (i) the Company must irrevocably deposit with the New Indenture Trustee, in trust, for the benefit of the holders of the Exchange Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, interest and premium, if any, on the outstanding Exchange Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Exchange Notes are being defeased to maturity or to a particular redemption date; (ii) in the case of Legal Defeasance, the Company shall have delivered to the New Indenture Trustee an opinion of counsel in the United States reasonably acceptable to the New Indenture Trustee confirming that (A) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the New Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, the holders of the outstanding Exchange Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, the Company shall have delivered to the New Indenture Trustee an opinion of counsel in the United States reasonably acceptable to the New Indenture Trustee confirming that the holders of the outstanding Exchange

Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the New Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound; (vi) the Company must have delivered to the New Indenture Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally; (vii) the Company must deliver to the New Indenture Trustee an Officers' Certificate stating that the deposit was not made by the Company with the intent of preferring the holders of Exchange Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others; and (viii) the Company must deliver to the New Indenture Trustee an Officers' Certificate and an opinion of counsel, each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

AMENDMENT, SUPPLEMENT AND WAIVER

      Except as provided in the next two succeeding paragraphs, the New Indenture or the Exchange Notes may be amended or supplemented with the consent of the holders of at least a majority in principal amount of the Exchange Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or Exchange Offer for, Exchange Notes), and any existing default or compliance with any provision of the New Indenture or the Exchange Notes may be waived with the consent of the holders of a majority in principal amount of the then outstanding Exchange Notes (including consents obtained in connection with a tender offer or Exchange Offer for Exchange Notes).

      Without the consent of each holder affected, an amendment or waiver may not (with respect to any Exchange Notes held by a non-consenting holder): (i) reduce the principal amount of Exchange Notes whose holders must consent to an amendment, supplement or waiver, (ii) reduce the principal of or change the fixed maturity of any Exchange Note or alter the provisions with respect to the redemption of the Exchange Notes (other than provisions relating to the covenants described above under the caption "Repurchase at the Option of Holders"), (iii) reduce the rate of or change the time for payment of interest on any Exchange Note, (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Exchange Notes (except a rescission of acceleration of the Exchange Notes by the holders of at least a majority in aggregate principal amount of the Exchange Notes and a waiver of the payment default that resulted from such acceleration), (v) make any Exchange Note payable in money other than that stated in the Exchange Notes, (vi) make any change in the provisions of the New Indenture relating to waivers of past Defaults or the rights of holders of Exchange Notes to receive payments of principal of or premium, if any, or interest on the Exchange Notes, (vii) waive a redemption payment with respect to any Note (subject to the last sentence of this paragraph, other than a payment required by one of the covenants described above under the caption "Repurchase at the Option of Holders"), (viii) make any change in the foregoing amendment and waiver provisions, or (ix) release any Guarantor from any of its obligations under its Subsidiary Guarantee or the New Indenture, except as provided in the New Indenture In addition, any amendment to the provisions of Article 10 of the New Indenture (which relate to subordination) will require the consent of the holders of at least 75% in aggregate principal amount of the Exchange Notes then outstanding if such amendment would adversely affect the rights of holders of Exchange Notes. In addition, without the consent of the holders of 66 2/3% in principal amount of the Exchange Notes then outstanding (including consents obtained in connection with a tender offer or Exchange Offer for Exchange Notes), no waiver or amendment to the New Indenture may make any change in the provisions described above under the caption "Repurchase at the Option of Holders -- Change of Control" that adversely affect the rights of any Holder of Exchange Notes.

      Notwithstanding the foregoing, without the consent of any holder of Exchange Notes, the Company, the Guarantors and the New Indenture Trustee may amend or supplement the New Indenture, the Subsidiary Guarantees, or the Exchange Notes to cure any ambiguity, defect or inconsistency, to provide for uncertificated Exchange Notes in addition to or in place of certificated Exchange Notes, to provide for the assumption of the

Company's or the Subsidiary Guarantors' obligations to holders of Exchange Notes in the case of a merger or consolidation, to make any change that would provide any additional rights or benefits to the holders of Exchange Notes or that does not adversely affect the legal rights under the New Indenture of any such holder, or to comply with requirements of the Commission in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act.

GOVERNING LAW

      The New Indenture, the Subsidiary Guarantees and the Exchange Notes will be, subject to certain exceptions, governed by and construed in accordance with the internal laws of the State of New York, without regard to the choice of law rules thereof.

GLOBAL NOTE AND DEFINITIVE NOTES

      The Exchange Notes will initially be issued in the form of one Global Note (the "Global Note"). The Global Note will be deposited on the date of the closing of the sale of the Exchange Notes with, or on behalf of, The Depository Trust Company (the "Depositary") and registered in the name of Cede & Co., as nominee of the Depositary (such nominee being referred to herein as the "Global Note Holder").

      The Depositary is a limited-purpose trust company that was created to hold securities for its participating organizations (collectively, the "Participants" or the "Depositary's Participants") and to facilitate the clearance and settlement of transactions in such securities between Participants through electronic book-entry changes in accounts of its Participants. The Depositary's Participants include securities brokers and dealers (including the Underwriters, banks and trust companies, clearing corporations and certain other organizations). Access to the Depositary's system is also available to other entities such as banks, brokers, dealers and trust companies (collectively, the "Indirect Participants" or the "Depositary's Indirect Participants") that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. Persons who are not Participants may beneficially own securities held by or on behalf of the Depositary only through the Depositary's Participants or the Depositary's Indirect Participants.

      The Company expects that pursuant to procedures established by the Depositary, (i) upon deposit of the Global Note, the Depositary will credit the accounts of Participants designated by the Underwriters with portions of the principal amount of the Global Note and (ii) ownership of the Exchange Notes evidenced by the Global Note will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by the Depositary (with respect to the interests of the Depositary's Participants), the Depositary's Participants and the Depositary's Indirect Participants. Prospective purchasers are advised that the laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer Exchange Notes evidenced by the Global Note will be limited to such extent.

      So long as the Global Note Holder is the registered owner of any Exchange Notes, the Global Note Holder will be considered the sole Holder under the New Indenture of any Exchange Notes evidenced by the Global Notes. Beneficial owners of Exchange Notes evidenced by the Global Note will not be considered the owners or holders thereof under the New Indenture for any purpose, including with respect to the giving of any directions, instructions or approvals to the New Indenture Trustee thereunder. Neither the Company nor the New Indenture Trustee will have any responsibility or liability for any aspect of the records of the Depositary or for maintaining, supervising or reviewing any records of the Depositary relating to the Exchange Notes.

      Payments in respect of the principal of, premium, if any, and interest on any Exchange Notes (as well as applicable payments of the Partial Interest Payment and the Additional Interest Payment) registered in the name of the Global Note Holder on the applicable record date will be payable by the New Indenture Trustee to or at the direction of the Global Note Holder in its capacity as the registered Holder under the New Indenture. Under the terms of the New Indenture, the Company and the New Indenture Trustee may treat the persons in whose names Exchange Notes, including the Global Note, are registered as the owners thereof for the purpose of receiving such payments. Consequently, neither the Company nor the New Indenture Trustee has or will have any responsibility or liability for the payment of such amounts to beneficial owners of Exchange Notes. The Company believes, however, that it is currently the policy of the Depositary to immediately credit the accounts of the relevant Participants with such payments, in amounts proportionate to their respective holdings of beneficial interests in the relevant security as shown on the records of the Depositary. Payments by the Depositary's Participants and the Depositary's Indirect Participants to the beneficial owners of Exchange Notes will be governed by standing instructions and customary practice and will be the responsibility of the Depositary's Participants or the Depositary's Indirect Participants.

      Global Notes may be exchanged for registered definitive certificates ("Definitive Notes") if (i) the Depositary notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes and the Company thereupon fails to appoint a successor depositary within 90 days, (ii) the Company, in its sole discretion, determines that the Global Notes (in whole but not in part) should be exchanged for Definitive Notes and delivers a written notice to such effect to the New Indenture Trustee or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the Exchange Notes. Upon the occurrence of any of the preceding events in (i), (ii) or (iii) above, Definitive Notes shall be issued in such names and issued in any approved denominations as the Depositary shall instruct the New Indenture Trustee.

      Neither the Company nor the New Indenture Trustee will be liable for any delay by the Global Note Holder or the Depositary in identifying the beneficial owners of Exchange Notes and the Company and the New Indenture Trustee may conclusively rely on, and will be protected in relying on, instructions from the Global Note Holder or the Depositary for purposes.

TRANSFER AND EXCHANGE

      A holder may transfer or exchange Notes in accordance with the New Indenture. The Registrar and the New Indenture Trustee may require a holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a holder to pay any taxes and fees required by law or permitted by the New Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Exchange Notes to be redeemed.

      The registered holder of a Note will be treated as the owner of it for all purposes.

CONCERNING THE NEW INDENTURE TRUSTEE

      The New Indenture contains certain limitations on the rights of the New Indenture Trustee, should it become a creditor of the Company, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The New Indenture Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

      The holders of a majority in principal amount of the then outstanding Exchange Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the New Indenture Trustee, subject to certain exceptions. The New Indenture provides that in case an Event of Default shall occur (which shall not be cured), the New Indenture Trustee will be required, in the exercise of its powers, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the New Indenture Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any holder of Exchange Notes, unless such holder shall have offered to the New Indenture Trustee security and indemnity satisfactory to it against any loss, liability or expense.

ADDITIONAL INFORMATION

      Any noteholder who wishes to obtain additional information may do so by contacting the Information Agent at the phone number listed on the back cover of the Offer to Exchange.

CERTAIN DEFINITIONS

      Set forth below are certain defined terms used in the New Indenture. Reference is made to the New Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

      "6% Notes" means the Company's 6% Senior Subordinated Notes due 2007 issued by the Company pursuant to an indenture dated as of May 2, 2002, by and among the Company, certain of the Guarantors, and Wells Fargo Bank, National Association, as trustee.

      "10 1/2%" Notes means the Company's 10 1/2% Senior Subordinated Notes due 2008 issued by the Company pursuant to an indenture dated as of April 1, 1998 as amended and restated as of May 2, 2002, by and among the Company, certain of the Guarantors, and Wells Fargo Bank, National Association, as trustee.

      "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

      "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the voting securities of a Person shall be deemed to be control.

      "Amended Indenture" means the Amended and Restated Indenture in the form of Annex B which will be executed on the Exchange Date by and among the Company, the Guarantors , and the New Indenture Trustee.

      "Asset Sale" means (i) the sale, lease, conveyance or other disposition of any assets or rights (including, without limitation, by way of a sale and leaseback) other than in the ordinary course of business consistent with past practices (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the New Indenture described above under the caption "Repurchase at the Option of Holders -- Change of Control" and/or the provisions described above under the caption "Merger, Consolidation or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by the Company or any of its Restricted Subsidiaries of Equity Interests of any of the Company's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $1.0 million or (b) for net proceeds in excess of $1.0 million. Notwithstanding the foregoing: (i) a transfer of assets by the Company to a Wholly-Owned Restricted Subsidiary that is a Guarantor or by a Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary that is a Guarantor, (ii) an issuance of Equity Interests by a Wholly-Owned Restricted Subsidiary to the Company or to another Wholly-Owned Restricted Subsidiary that is a Guarantor, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "Certain Covenants -- Restricted Payments," (iv) Sales of Mortgages Receivable to a Receivables Subsidiary, and
(v) sales, leases or contracts for deed in the ordinary course of business of Vacation Intervals or Mortgages Receivable, will not be deemed to be Asset Sales.

      "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

      "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

      "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

      "Cash Equivalents" means (i) United States dollars, (ii) securities issued or directly and fully guaranteed or insured by the full faith and credit of the United States government or any agency or instrumentality thereof having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above and (v) commercial paper having the highest rating obtainable from either Moody's Investors Service, Inc. or Standard & Poor's Corporation and, in each case, maturing within six months after the date of acquisition.

      "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the adoption of a plan relating to the liquidation or dissolution of the Company, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that a person shall be deemed to have "beneficial ownership" of all securities that such person has the right to acquire, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition), directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or (iv) the Company consolidates with, or merges with or into, any Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

      "Club" means the owners' associations for any of the Company's resorts or developments, or of nearby residential or condominium tracts developed by the Company or its predecessors, and the Silverleaf Club.

      "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, minus (v) non-cash items increasing such Consolidated Net Income for such period (excluding any such non-cash items to the extent they represent a reversal of amounts that were accrued in prior periods and were then excluded from Consolidated Cash Flow as a result of the second parenthetical in clause (iv)), plus, (vi) non-cash items increasing Consolidated Net Income for a prior period which were excluded from Consolidated Cash Flow in such period due to the application of clause (v), to the extent such non-cash item is collected in cash in a subsequent period, in each case, on a consolidated basis and determined in accordance with GAAP. The recognition of revenue on the accrual basis in accordance with GAAP upon the sale, lease, or sale by contract for deed of Vacation Intervals shall not be deemed a non-cash item increasing Consolidated Net Income. Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Restricted Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that the Net Income of such Person was included in calculating Consolidated Net Income.

      "Consolidated Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person and its Restricted Subsidiaries for such period to the Consolidated Interest Expense of such Person and its Restricted Subsidiaries for such period. In the event that the Company or any of its Restricted Subsidiaries incurs, assumes, issues, guarantees, repays, redeems, retires, repurchases or defeases any Indebtedness or Disqualified Stock (other than revolving credit borrowings) subsequent to the commencement of the period for which the Consolidated Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Consolidated Coverage Ratio is made (the "Calculation Date"), then the Consolidated Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, issuance, Guarantee, repayment, redemption, retirement, repurchase, or defeasance of Indebtedness or Disqualified Stock (and in the case of incurrence or issuance, the pro forma application of the net proceeds thereof) as if the same had occurred at the beginning of the applicable reference period. In addition, for purposes of making the computation referred to above, (i) acquisitions that have been made by the Company or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the applicable reference period or subsequent to such reference period and on or prior to the Calculation Date shall be deemed to have occurred on the first day of the applicable reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, and (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and (iii) the Consolidated Interest Expense attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Consolidated Interest Expense will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date. For purposes of this definition, whenever pro forma effect is given to an acquisition of assets, the amount of income or earnings relating thereto and the amount of Consolidated Interest Expense associated with any Indebtedness incurred in connection therewith shall be determined in good faith by a responsible financial or accounting officer of the Company.

      "Consolidated Interest Expense" means, with respect to any Person for any period, the sum, without duplication, of (i) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued (including, without limitation, amortization of original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations) and (ii) the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period, and (iii) any interest expense on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon), and (iv) the product of (a) all dividend payments, whether or not in cash, on any series of Disqualified Stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case on a consolidated basis and in accordance with generally accepted accounting principles ("GAAP").

      "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash by the referent Person to the Company or a Wholly Owned Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, and (iv) the cumulative effect of a change in accounting principles shall be excluded.

      "Consolidated Net Worth" means, with respect to any Person as of any date, the sum of (i) the consolidated equity of the common stockholders of such Person and its consolidated Restricted Subsidiaries as of such date plus (ii) the respective amounts reported on such Person's balance sheet as of such date with respect to any series of preferred stock (other than Disqualified Stock) that by its terms is not entitled to the payment of dividends unless such dividends may be declared and paid only out of net earnings in respect of the year of such declaration and payment, but only to the extent of any cash received by such Person upon issuance of such preferred stock, less (x) all write-ups (other than write-ups resulting from foreign currency translations and write-ups of tangible assets of a going concern business made within 12 months after the acquisition of such business) subsequent to the date of the New Indenture in the book value of any asset owned by such Person or a consolidated Restricted Subsidiary of such Person, (y) all investments as of such date in unconsolidated Subsidiaries and in Persons that are not Restricted Subsidiaries (except, in each case, Permitted Investments), and (z) all unamortized debt discount and expense and unamortized deferred charges as of such date, all of the foregoing determined in accordance with GAAP.

      "Credit Facilities" means those certain credit facilities at the date hereof between the Company and certain lenders providing for revolving credit on the security of Mortgages Receivable in an aggregate amount up to $286.9 million, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, in each case as amended, modified, restated, renewed, increased, supplemented, refunded, replaced or refinanced from time to time, whether with the same or different lenders and in the same or different amounts.

      "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

      "Designated Senior Debt" means (i) any Indebtedness outstanding under the Company's credit facilities and (ii) any other Senior Debt permitted under the New Indenture, the principal amount of which is $25 million or more and that has been designated by the Company as "Designated Senior Debt."

      "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof in whole or in part, on or prior to the date that is 360 days after the date on which the Exchange Notes mature.

      "Domestic Restricted Subsidiary" means a Restricted Subsidiary that is not formed, incorporated or organized in a jurisdiction outside the United States.

      "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means the aggregate principal amount of Indebtedness of the Company and its Restricted Subsidiaries (other than Indebtedness under the Company's credit facilities) in existence on the date of the New Indenture, until such amounts are repaid.

      "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the New Indenture.

      "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

      "Guarantors" means each of (i) Silverleaf Travel, Inc., a Texas corporation, Silverleaf Berkshires, Inc., a Texas corporation, Silverleaf Resort Acquisitions, Inc., a Texas corporation, Awards Verification Center, Inc. (formerly known as Database Research, Inc.), a Texas corporation, eStarCommunications, Inc., a Texas corporation, and Bull's Eye Marketing, Inc., a Delaware corporation, (ii) any other Subsidiary that executes a Subsidiary Guarantee in accordance with the provisions of the New Indenture, and their respective successors and assigns.

      "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates.

      "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

      "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), or purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP, in each case excluding (i) Mortgages Receivable and (ii) receivables from "Sampler" contracts or lot or condominium sales. If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "-- Restricted Payments."

      "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

      "Make-Whole Amount" means, with respect to any Note, an amount equal to the excess, if any, of(a) the present value of the remaining principal, premium and interest payments that would be payable with respect to such Note if such Note were redeemed on April 1, 2003, computed using a discount rate equal to the Treasury Rate plus 75 basis points, over (b) the outstanding principal amount of such Note.

      "Make-Whole Average Life" means, with respect to any date of acceleration of Exchange Notes, the number of years (calculated to the nearest one-twelfth) from such date to April 1, 2003.

      "Make-Whole Price" means, with respect to any Note, the greater of (a) the sum of the principal amount of and Make-Whole Amount with respect to such Note, and (b) the redemption price of such Note on April 1, 2003.

      "Mortgages Receivable" means (i) the gross principal amount of notes receivable of the Company and its Restricted Subsidiaries secured by Liens on Vacation Intervals (including notes receivable secured by Vacation Intervals or other comparable timeshare interests acquired by the Company and its Restricted Subsidiaries), determined in accordance with the books and records of the Company, and (ii) all related customer files, instruments or other assets.

      "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain or loss, together with any related provision for taxes on (or tax benefit from) such gain or loss, realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain or loss, together with any related provision for taxes on (or tax benefit from) such extraordinary or nonrecurring gain or loss.

     "Net Proceeds" means the aggregate cash proceeds received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), amounts required to be applied to the repayment of Indebtedness (other than the Company's credit facilities or other revolving Indebtedness if there is no corresponding permanent reduction in commitments with respect thereto) secured by a Lien on the asset or assets that were the subject of such Asset Sale and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

      "Non-Recourse Debt" means Indebtedness (i) as to which neither the Company nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender and (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries.

      "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

      "Permitted Investments" means (a) any Investment in the Company or in a Restricted Subsidiary of the Company; (b) any Investment in Cash Equivalents;
(c) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment (i) such Person becomes a Wholly Owned Restricted Subsidiary of the Company and a Guarantor that is engaged in the same business as the Company and its Restricted Subsidiaries were engaged in on the date of the New Indenture or a Related Business, or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Wholly Owned Restricted Subsidiary of the Company that is a Guarantor and that is engaged in the same line of business as the Company and its Restricted Subsidiaries were engaged in on the date of the New Indenture or a Related Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "-- Repurchase at the Option of Holders -- Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company; (f) payroll, travel, and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses for accounting purposes and that are made in the ordinary course of business; (g) loans or advances to employees made in the ordinary course of business consistent with past practices in an aggregate amount outstanding at any one time not to exceed $500,000; (h) stock, obligations, or securities received in settlement of debts created in the ordinary course of business and owing to the Company or a Restricted Subsidiary;
(i) any Investment acquired by the Company or any of its Restricted Subsidiaries
(1) in exchange for any other Investment or receivable held by the Company or any such Restricted Subsidiary in connection with or as a result of any bankruptcy, workout, reorganization or recapitalization of the issuer of such other Investment or receivable or (2) as a result of a foreclosure (or deed in lieu of) by the Company or any of its Restricted Subsidiaries with respect to any secured Investment or other transfer of title with respect to any secured Investment in default; (j) Hedging Obligations permitted under the covenant described under the caption "-- Certain Covenants -- Incurrence of Indebtedness and Issuance of Preferred Stock"; (k) all Investments existing on the date of the New Indenture; (l) Investments by the Company or a Restricted Subsidiary in a Club in an aggregate amount outstanding at any one time not to exceed $2.0 million; (m) investments in a Receivables Subsidiary; and (n) other Investments in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (1) that are at the time outstanding, not to exceed $5.0 million.

      "Permitted Liens" means (i) Liens existing on the date of the New Indenture to the extent and in the manner such Liens are in effect on such date;
(ii) Liens securing Senior Debt and Liens on assets securing Guarantees of Senior Debt, in each case permitted to be incurred under the New Indenture;
(iii) Liens (if any) securing the Exchange Notes and the Subsidiary Guarantees;
(iv) Liens securing Permitted Refinancing Indebtedness which is incurred to refinance any Indebtedness which has been secured by a Lien permitted under the New Indenture and which has been incurred in accordance with the provisions of the New Indenture, provided, however, that such Liens are not materially less favorable to the holders and are not materially more favorable to the Lien Holder with respect to such Liens than the Liens in respect of the Indebtedness being refinanced; (v) Liens in favor of the Company or any Wholly-Owned Restricted Subsidiary; (vi) Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company; (vii) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition; (viii) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (ix) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (x) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries; (xi) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $1.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by the Company or such Restricted Subsidiary; and (xii) Liens on assets of Receivables Subsidiaries.

      "Permitted Refinancing Indebtedness" means any Indebtedness or Disqualified Stock of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries; provided that: (i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date the same as or later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Exchange Notes or the Subsidiary Guarantees, as applicable, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Exchange Notes and the Subsidiary Guarantees, as applicable, on terms at least as favorable to the holders of Exchange Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iv) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

      "Person" means any individual, corporation, partnership, joint venture, association, limited liability company, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

      "Receivables Subsidiary" of any Person means a Subsidiary which (i) is established and continues to operate for the limited purpose of acquiring, selling and financing Mortgages Receivable and related assets in connection with receivables securitization or financing transactions and (ii) all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person.

      "Related Business" means, at any time, any business related, ancillary or complementary (as determined in good faith by the Board of Directors) to the business conducted by the Company and its Restricted Subsidiaries on the date of the New Indenture.

      "Restricted Investment" means an Investment other than a Permitted Investment.

      "Significant Restricted Subsidiary" of a Person means any Significant Subsidiary that is a "Restricted Subsidiary"

      "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

      "Senior Debt" means (i) all Indebtedness outstanding under the Company's credit facilities, (ii) any other Indebtedness permitted to be incurred by the Company or a Restricted Subsidiary under the terms of the New Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Exchange Notes or Subsidiary Guarantees, as applicable, and (iii) all Obligations with respect to the foregoing. Notwithstanding anything to the contrary in the foregoing, Senior Debt will not include (w) any liability for federal, state, local or other taxes owed or owing by the Company, (x) any Indebtedness of the Company or any Guarantor to the Company or any of their respective Subsidiaries or other Affiliates, (y) any trade payables or (z) any Indebtedness that is incurred in violation of the New Indenture.

      "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

      "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

      "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

      "Treasury Rate" means, at any time of computation, the yield to maturity at such time (as compiled by and published in the most recent Federal Reserve Statistical Release H. 15(519), which has become publicly available at least two business days prior to the date of acceleration of the Exchange Notes, or if such Statistical Release is no longer published, any publicly available source of similar market data) of United States Treasury securities with a constant maturity most nearly equal to the Make-Whole Average Life; provided, however, that if the Make-Whole

Average Life is not equal to the constant maturity of the United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, except that if the Make-Whole Average Life is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

      "Unrestricted Subsidiary" means (i) any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company; (c) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries; and (e) has at least one director on its board of directors that is not a director or executive officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or executive officer of the Company or any of its Restricted Subsidiaries; or (ii) any Receivables Subsidiary.

      "Vacation Interval" means an interest entitling the holder to use, for a limited period on an annual or other recurrent basis, a lodging unit, together with associated privileges and rights, at a Company resort, including, without limitation, a fee interest, a leasehold, a vendee's interest under a contract of deed, or other interest based on a floating period or points based system.

      "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

      "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.

     "Wholly Owned Restricted Subsidiary" of any Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS


      The following is a description of the material federal income tax consequences of the Exchange Offer. Subject to the assumptions and limitations contained herein, this section summarizes the principal federal income tax considerations of general application that holders should consider in deciding whether to tender their Old Notes and participate in the Exchange Offer. The discussion contained herein does not describe any tax consequences arising out of the laws of any state, locality or foreign jurisdiction. Moreover, the analysis contained herein may be subject to alternative or contrary interpretations and specific rules and/or exceptions may apply to different taxpayers depending on their specific circumstances.

      ACCORDINGLY, EACH HOLDER SHOULD CONSULT ITS OWN TAX ADVISER CONCERNING THE SPECIFIC FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES APPLICABLE TO IT.

      SUMMARY OF EXCHANGE OFFER. Pursuant to the Exchange Offer, for each $500 principal amount of Old Notes tendered, a participating holder will receive (i) an Exchange Note with a principal amount of $500, and (ii) an Additional Interest Payment in an amount equal to the accrued and unpaid interest on their Old Notes at the interest rate of 6% from April 1, 2004 through the day before the Exchange Date. The Exchange Notes will bear interest from the Exchange Date at 8% per annum. The Additional Interest Payment represents interest accruing on the Old Notes during the period beginning on April 1, 2004 and ending on the date before the Exchange Date. Such payments shall be reported as such by the Company. The Exchange Offer will be consummated and the Additional Interest Payment shall be paid only if the acceptance rate on the Exchange Offer exceeds 80% of the Old Notes.

      Those Old Notes held by holders who do not participate in the Exchange Offer will not be modified as a result of the Exchange Offer.

      SCOPE OF DISCUSSION. This discussion addresses (i) whether the exchange of the Old Notes for Exchange Notes qualifies as a recapitalization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code"); (ii) certain federal income tax consequences of the Exchange Offer to the holders of the Old Notes, (iii) certain federal income tax consequences related to the ownership and disposition of the Exchange Notes to be received pursuant to the Exchange Offer, and (iv) certain federal income tax consequences of the Exchange Offer to the Company.

      TAX SOURCES. This discussion is based on the provisions of the Code, Treasury Regulations (including final, temporary and proposed regulations), administrative and judicial interpretations, and other related information (collectively the "Tax Sources"). The Tax Sources relied upon are all as in effect as of the date of this Offer to Exchange, and all are subject to change, possibly on a retroactive basis. There can be no assurance that the Internal Revenue Service or a court of competent jurisdiction will not take a different or contrary view as to the federal income tax consequences discussed herein. No ruling from the Internal Revenue Service has been or will be sought on any of the issues discussed herein. There is substantial uncertainty as to many of the federal income tax consequences discussed herein.

      CERTAIN LIMITATIONS. The discussion contained herein is limited to the material federal income tax consequences relating to holders of the Old Notes who hold the Old Notes (and will hold the Exchange Notes) as capital assets within the meaning of Section 1221 of the Code, each of whom is:

        o a citizen or resident of the United States for federal income tax purposes;

         o a corporation, partnership or other entity organized under the laws of the United States or any state of the United States;

         o an estate, the income of which is subject to United States federal income tax without regard to its source;

         o a trust which is subject to the primary supervision of a United States court and the control of one or more United States persons; or

         o a trust which has a valid election in effect under applicable Treasury Regulations to be treated as a United States person.

      This discussion does not address all aspects of federal income taxation that may be applicable to any specific holder due to such holder's particular circumstances. Such particular circumstances may include, but are not limited to:

         o a holder's status as a dealer in securities, a financial institution, a tax-exempt entity, or a life insurance company;

         o a holder who acquired the Old Notes as part of a straddle, hedge, conversion transaction or other integrated transaction, or to whom property was or is transferred in connection with the performance of services;

         o        a holder who is a foreign individual or entity; and/or

         o a person who holds the Old Notes through a partnership or other pass-through entity.

      Accordingly, each holder should consult its own tax adviser concerning the specific federal, state, local and foreign tax consequences applicable to it.

QUALIFICATION AS A RECAPITALIZATION

      The Company believes that the Exchange Offer will constitute a "recapitalization" within the meaning of the Code. However, this conclusion is not free from doubt. It is possible that the Internal Revenue Service and/or a court of competent jurisdiction could reach a contrary conclusion.

      RECAPITALIZATION DEFINED. A "recapitalization" is a type of reorganization for purposes of the federal income tax laws. Neither the Code nor the Treasury Regulations specifically define a "recapitalization." Nevertheless, a recapitalization generally involves a readjustment of the capital structure of a single corporation. If the recapitalization is made pursuant to a "plan of reorganization," Section 354 of the Code provides that a corporation's shareholders and/or creditors will not recognize gain on loss on the exchange. The forgoing is limited, however, in that reorganization treatment applies only if stock or securities are exchanged solely for stock or securities in such corporation. If property other than stock or securities (i.e. "boot") is received in the exchange, a shareholder or creditor receiving such boot must recognize gain, if any, to the extent of the boot received. For these purposes, boot includes the fair market value of the excess of the principal amount of securities received over the principal amount of securities surrendered (see discussion below). Despite the non-recognition treatment afforded by a qualification of the exchange as a recapitalization, if applicable, additional tax consequences may arise relating to other items including but not limited to accrued but unpaid interest and/or accrued market discount. Some of these material tax consequences are discussed below.

      QUALIFICATION AS SECURITIES. The Exchange Offer will qualify as a recapitalization only if the Old Notes and the Exchange Notes are considered "securities" within the meaning of the Code. The term "securities" is not specifically defined by the Code or Treasury Regulations. Moreover, the term "securities" has not been clearly defined by judicial or administrative interpretation as such interpretations have been somewhat inconsistent. The classification of an instrument as a "security" is a fact-based determination dependent on all the facts and circumstances including, but not limited to: (i) the term (i.e. duration) of the instrument; (ii) the degree of participation and continuing interest in the business offered by the instrument; (iii) the extent of proprietary interest offered by the instrument when compared with the similarity of such instrument to a cash payment; (iv) the overall purpose of the instrument; (v) whether the instrument is secured; (vi) the degree of subordination of the instrument; (vii) the ratio of debt to equity of the issuer; (viii) the riskiness of the business of the issuer; and (ix) the negotiability of the instrument. The test as to whether notes are "securities" is not a mechanical determination of the time period of the note. Nevertheless, courts have generally looked at the term of the debt instrument as the most significant factor. In general, a bona fide debt instrument which has a term of five (5) years or less will likely not be considered a "security," while those with a term of ten (10) years or more will likely be classified as a "security." Under the specific facts contained in Revenue Ruling 59-98, 1959-1 C.B. 76, the Internal Revenue Service ruled that secured bonds with an average life of six and one-half (6 1/2) years constituted "securities." Considering the terms of the Old Notes, and the Exchange Notes (which have a term just over five (5) years and just under six (6) years), respectively, it is likely that such instruments should be considered "securities" within the meaning of the Code. While the payment of the Additional Interest Payment may impact the qualification of the Exchange Notes as "securities," the treatment of such payments as accrued but unpaid interest on the Old Notes should be respected, as described below. Accordingly, (except for the potential receipt of boot discussed below) the exchange of the Old Notes for the Exchange Notes should constitute an exchange of "securities" solely for "securities" and the Exchange Offer should qualify as a "recapitalization" and a reorganization for federal income tax purposes.

      The conclusions that the Old Notes and the Exchange Notes constitute "securities" and that the Exchange Offer will constitute a recapitalization and reorganization are not free from doubt. No assurance can be made that the Internal Revenue Service or a court of competent jurisdiction would not reach a different or contrary conclusion. Accordingly, each holder should consult its own tax advisor and make its own independent determination regarding whether such instruments constitute securities and whether the Exchange Offer constitutes a recapitalization and reorganization.

FEDERAL INCOME TAX CONSEQUENCES TO EXCHANGING HOLDERS

      The federal income tax consequences to a holder who exchanges Old Notes for Exchange Notes will depend on a number of factors, including but not limited to, whether the exchange made pursuant to the Exchange Offer constitutes either
(a) a recapitalization and reorganization or (b) a taxable exchange.

      RECAPITALIZATION VS. TAXABLE EXCHANGE TREATMENT. If the exchange of Old Notes for Exchange Notes qualifies as a recapitalization, a holder will realize gain or loss on the exchange in an amount equal to the difference between (i) the fair market value (as of the date of the exchange) of the Exchange Notes, minus (ii) the holder's adjusted tax basis in the Old Notes. Such realized gain (but not loss) will be recognized only to the extent of the boot, if any, received. See "- Taxation of Boot." Any such recognized gain or loss should be capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the holder has held the Old Notes for more than twelve (12) months at the time of the exchange. The holding period of the Exchange Notes will include the holder's holding period of the Old Notes.

      If the Old Notes and/or the Exchange Notes do not constitute securities, the exchange of Old Notes for Exchange Notes will not qualify as a recapitalization. Absent a qualification of the exchange as a recapitalization, the exchange of Old Notes for Exchange Notes will be taxable as an exchange under Section 1001 of the Code. If taxable as an exchange, the holder will realize and recognize gain or loss on the exchange in an amount equal to the difference between (i) the fair market value (as of the date of the exchange) of the Exchange Notes received; minus (ii) the holder's adjusted basis in the Old Notes. Any such recognized gain or loss should be capital gain or loss, and such capital gain or loss will be long-term capital gain or loss if the holder held the Old Notes for more than twelve (12) months at the time of the exchange. A holder will have an aggregate tax basis in the Exchange Notes equal to the fair market value of the Exchange Notes as of the date of the exchange. The holding period of the Exchange Notes will begin on the day immediately following the date of the exchange.

      TAXATION OF BOOT. The following discussion is applicable only if the exchange constitutes a recapitalization and reorganization. Pursuant to the Exchange Offer, a participating holder of the Old Notes would receive Exchange Notes, including the right to a cash payment in the form of the Additional Interest Payment. The right to the Additional Interest Payment will constitute neither stock nor a security. The Company anticipates that the Additional Interest Payment will be treated as accrued but unpaid interest on the Old Notes (see discussion below) and therefore should not be considered as received in exchange for a portion of the principal amount of Old Notes and should not be considered boot. Even if a contrary conclusion is reached, the receipt of "boot" should not disqualify the exchange from qualifying as a recapitalization and reorganization, but a participating holder would be required to recognize the gain realized on the exchange up to the amount of boot received.

      "Boot" also includes the fair market value of the excess of the principal amount of securities received over the principal amount of securities surrendered. Assuming that the Old Notes and the Exchange Notes are "securities" (see discussion above), this characterization of excess principal amount of securities as "boot" should have no application to a participant in the Exchange Offer as the stated principal amount of the Exchange Notes (i.e. $500) will not exceed the stated principal amount of the Old Notes (i.e. $500). However, some Tax Sources suggest that the use of the term "principal amount of securities" (as used in Section 354(a)(2) of the Code) should not refer to the stated principal amount of the Old and Exchange Notes, but instead should refer to their "issue price" (as used in Sections 1273 and 1274 of the Code).

      The Old Notes were issued as of May 2, 2002, each of which were issued with a stated principal amount of $500, and bearing interest at a rate of 6.00% per annum. The Old Notes were issued for property (i.e. as partial consideration for previously issued notes). The issue price of the Old Notes pursuant to
Section 1273 of the Code should be the stated principal amount of the Old Notes, which is the aggregate amount of all payments due under the Old Notes, excluding any amount of stated interest. As this issue price is equal to the stated principal amount of the Old Notes, the issue price and the stated principal amount of the Old Notes are the same and the Old Notes did not contain any original issue discount ("OID").

      It is not entirely certain what the "issue price" of the Exchange Notes will be. If the Old Notes or the Exchange Notes are considered to be "traded on an established market" (within the meaning of Section 1273(b)(3) of the Code), then the "issue price" of the Exchange Notes would be equal to such publicly traded value. The Treasury Regulations provide a high level of detail as to the definition of whether property (such as the Old Notes) are "traded on an established market." Pursuant to the Treasury Regulations, a security is "traded on an established market" if, at any time during the 60-day period ending 30 days after the issue date, the security (i) is listed on (a) a registered national exchange, (b) an interdealer quotation system sponsored by a national exchange, or (c) certain international exchanges, (ii) is traded either on a board of trade designated as a contract market by the Commodities Futures Trading Commission or on an interbank market, (iii) appears on a system of general circulation that provides a reasonable basis to determine fair market value, or (iv) has price quotations readily available from dealers.

      Considering the specifics associated with the above referenced tests for determining whether securities are "traded on an established market," the Company anticipates that neither the Old Notes nor the Exchange Notes will be considered "traded on an established market" within the meaning of the Code. Nevertheless, there is some doubt as to this conclusion and no assurance can be made that the Internal Revenue Service or a court of competent jurisdiction will not reach a different or contrary conclusion.

      Accordingly, if the Old Notes or the Exchange Notes are considered to be "traded on an established market" and if the term "principal amount of securities" is deemed to refer to the "issue price" of the Exchange Notes rather than their stated principal amount, it is anticipated that the "issue price" of the Exchange Notes will be less than the "issue price" of the Old Notes. This is because such issue price of the Exchange Notes would be determined by the fair market value of the Old Notes. As the trades that have occurred with respect to the Old Notes have been at substantial discounts, the issue price of the Exchange Notes would be less than the issue price of the Old Notes. Accordingly, this alternative interpretation of the "principal amount of securities" should not result in a holder receiving additional "boot."

      Moreover, if the Old Notes and the Exchange Notes are not "traded on an established market" and if the term "principal amount of securities" is deemed to refer to the "issue price" of the Exchange Notes rather than their stated principal amount, the issue price of the Exchange Notes will be equal to their stated redemption price as the Exchange Notes contain "adequate stated interest" within the meaning of the Code. In this case, the issue price of the Old Notes will equal their stated principal amount (i.e. $500) and the issue price of the Exchange Notes will equal their stated principal amount (i.e. $500). Accordingly, the computation of boot will be the same regardless of the interpretation of excess "principal amount of securities." As a result, no boot should result from this aspect of the exchange.

      As discussed below, the treatment of the Additional Interest Payment as accrued but unpaid interest on the Old Notes should be respected. As a result, the issue price of the Exchange Notes should not be affected by such payments and such payments should not be considered "boot."

      Nevertheless, such conclusions regarding the determination and amount of boot and the computation of issue price and stated redemption price at maturity of the Exchange Notes are not free from doubt. No assurances can be made that the Internal Revenue Service or a court of competent jurisdiction would not reach different or contrary conclusions. Accordingly, each holder should consult its own tax adviser concerning whether additional boot is received in the exchange, the issue price and stated redemption price at maturity of the Exchange Notes, and the specific federal, state, local and foreign tax consequences applicable to it.

      ACCRUED BUT UNPAID INTEREST. Section 354(a)(2)(B) of the Code provides that recapitalization treatment will not apply to the exchange to the extent that the Exchange Notes or cash received is treated as exchanged for interest accrued but unpaid on the Old Notes during the period the holder held such Old Notes. Any Exchange Note or cash received which is attributable to accrued but unpaid interest will be treated as a payment of such accrued but unpaid interest received outside the recapitalization exchange. It is doubtful that taxable exchange treatment under Section 1001 of the Code, if otherwise applicable, would apply. Unless the holder has included such accrued interest in income, it is likely that exchange treatment under Section 1001 does not apply, and a holder would recognize ordinary interest income.

      It is unclear, under the Tax Sources, whether and/or to what extent the Exchange Notes or the cash payments will be considered to be received in exchange for accrued but unpaid interest on the Old Notes. Nevertheless, the legislative history surrounding the applicable sections of the Code indicate that if a plan of reorganization specifically allocates consideration between the debt securities exchanged in the reorganization and the interest accrued on such debt securities, both the issuer and the exchanging holders should use that allocation for federal income tax purposes.

      The Company anticipates that the Additional Interest Payment will be treated as accrued but unpaid interest on the Old Notes. The Company intends to report original issue discount, if any, and interest in its information filings to the holders of the Old Notes, if applicable, and to the Internal Revenue Service in a manner consistent with the above allocations. See "- Original Issue Discount."

      To the extent that the fair market value of the Exchange Notes, or the Additional Interest Payment is treated as accrued but unpaid interest on the Old Notes, a holder will likely recognize ordinary income if the holder has not previously included such accrued but unpaid interest in income. If the holder has previously included such accrued but unpaid interest in income, the holder will likely recognize an ordinary loss to the extent of the excess of the amount of accrued but unpaid interest previously included in income over the fair market value of the Exchange Notes, and payments allocated to accrued but unpaid interest. In such a situation, a holder's tax basis in the Exchange Notes received in exchange for accrued but unpaid interest will likely be equal to the fair market value of such Exchange Notes, as of the date of the exchange. The holding period for the Exchange Notes received in exchange for accrued but unpaid interest will begin on the day immediately following the date of the exchange.

      The Internal Revenue Service may challenge the Company's intended allocation and contend that some other allocation is required. For example, the Internal Revenue Service may argue that such allocation should provide for an allocation of the fair market value of the Exchange Notes, and any such payments between accrued but unpaid interest and original issue price of the Old Notes. Accordingly, each holder of Old Notes should consult its own tax advisor regarding the allocation of Exchange Notes, and payments to accrued but unpaid interest and make its own determination regarding whether any portion of the Exchange Notes, or payments received should be treated as received in exchange for accrued but unpaid interest and tax consequences of such determination.

      ORIGINAL ISSUE DISCOUNT. The Exchange Notes will not be registered or listed on a public exchange. If, as is anticipated by the Company, neither the Old Notes nor the Exchange Notes are considered to be "traded on an established securities market" within the meaning of Section 1273 of the Code, the issue price of the Exchange Notes will be equal to their stated principal amount. As a result, no OID should be associated with the Exchange Notes.

      The conclusion that the Old Notes and Exchange Notes are not traded on an established market, and the resulting conclusion that the Exchange Notes will not contain OID are not free from doubt. No assurance can be made that the Internal Revenue Service or a court of competent jurisdiction would not reach a different or contrary conclusion. Accordingly, each holder should consult its own tax advisor and make its own independent determination regarding whether the Old Notes, and Exchange Notes are traded on an established securities market and whether the Exchange Notes contain OID.

      Such contrary conclusions could result in OID if the issue price of the Exchange Notes is less than their stated principal amount (i.e. $500). This could occur when such issue price is determined by reference to the fair market value of the Old Notes. If a substantial amount of the Exchange Notes are "traded on an established securities market" within the meaning of Section 1273 of the Code, the issue price of the Exchange Notes will be equal to the fair market value of the Exchange Notes as of the first date on which a substantial amount of the Exchange Notes are issued. Accordingly, if such fair market value is less than $500, the Exchange Notes may contain OID. If the Exchange Notes are not "traded on an established market" but the Old Notes are "traded on an established securities market" within the meaning of Section 1273 of the Code, the issue price of the Exchange Notes will be based on the fair market value of the Old Notes as of the first date on which a substantial amount of the Exchange Notes are issued. As this fair market value may be less than the stated principal amount of the Exchange Notes, OID may result. Accordingly, each holder should consult with its own tax adviser concerning the determination of the proper fair market value of the Old Notes and the issue price for the Exchange Notes.

      It is not entirely clear what the fair market value of the Old Notes or, the Exchange Notes would be in this situation. The Treasury Regulations provide detailed rules for determining such fair market value. However, these rules provide merely a presumption as to the fair market value of such property. The Treasury Regulations provide that the indications of fair market value derived from the use of the methods described in such Treasury Regulations may not reflect the true fair market value of the Old Notes or the Exchange Notes if certain facts indicate that the fair market value of the Old Notes or the Exchange Notes is less or more than the presumed fair market value.

      It is the Company's position that, if either the Old Notes or the Exchange Notes are "traded on an established securities market," facts exist which require that the fair market value of such property be determined by methods other than those described in the Treasury Regulations. Such facts include the inadequacy of the available market data due to the thinly traded nature of the Old Notes during the period preceding the Exchange Offer.

      Moreover, as discussed previously, it is not clear how the Additional Interest Payment might affect the computation of the issue price of the Exchange Notes. It is also uncertain how such payments will affect the fair market value of the Exchange Notes. If such payments are treated as part of the stated redemption price at maturity of the Exchange Notes, OID may result.

      If OID is associated with the Exchange Notes, a holder of such notes will be required to include in income an amount equal to the sum of the daily portions of the OID for each day during the taxable year on which the holder held the Exchange Note. Such OID is to be recognized by a holder regardless of its method of accounting.

      ACCRUED MARKET DISCOUNT. A holder that acquired Old Notes subsequent to their original issuance with more than a de minimis amount of market discount will be subject to the market discount rules of Sections 1276 through 1278 of the Code. Assuming that no election to include market discount in income on a current basis is in effect, those rules require that any gain recognized on the exchange will be characterized as ordinary income to the extent of the accrued market discount as of the date of the exchange.

      If the exchange qualifies as a recapitalization, any gain recognized as a result of the receipt of boot will be subject to these market discount rules. As a result, any gain recognized on the exchange by a holder who has accrued market discount associated with the Old Notes would be characterized as ordinary income to the extent of the market discount which had accrued as of the date of the exchange. Any market discount which has accrued on the Old Notes as of the exchange but which has not been recognized as ordinary income (after application of the above rule) will be carried over and be treated as accrued market discount on such Exchange Notes. Any unearned market discount associated with the Old Notes should no longer be applicable to the Exchange Notes.

      ACQUISITION PREMIUM. If a holder's tax basis in an Exchange Note exceeds the amount payable at maturity of such note, then the holder will not be required to include original issue discount, if any, in gross income, and may be entitled to deduct such excess as "amortizable bond premium" under Section 171 of the Code on a constant yield to maturity basis over the period from the holder's acquisition date to the maturity date of the Exchange Note. The "amount payable at maturity" is equal to the stated redemption price at maturity of the Exchange Note as determined under the original discount rules, less, in the case of a holder that purchases a Exchange Note subsequent to its original issue, the aggregate amount of all payments made on such note prior to the purchase of the Exchange Note other than qualified stated interest payments. See previous discussion regarding the impact of the Additional Interest Payment on this computation.

      The deduction will be treated as a reduction of interest income. Such deduction will be available only if the holder makes, or has made, a timely election under Section 171 of the Code. The election, if made, would apply to all debt instruments held or subsequently acquired by the electing holder and could not be revoked without permission from the Internal Revenue Service.

      If a holder's adjusted basis in an Exchange Note, immediately after the exchange, exceeds its adjusted issue price, but is equal to or less than the sum of all amounts payable on the Exchange Note after the exchange other than payments of qualified stated interest, the holder will be considered to have acquired the Exchange Note with an acquisition premium in an amount equal to such excess. Under the acquisition premium rules of the Code and the Treasury Regulations thereunder, the daily portion of original issue discount which such holder must include in its gross income with respect to the Exchange Note for any taxable year will be reduced by an amount equal to such daily portion multiplied by a fraction, the numerator of which is the amount of such acquisition premium and the denominator of which is the original issue discount remaining for the period from the date the Exchange Note was acquired to its maturity date.

      The information that the Company reports to the record holders of the Exchange Notes on an annual basis will not account for an offset against original issue discount for any premium or portion of any acquisition premium. Moreover, it is uncertain how the Additional Interest Payment may affect such issues with respect to the Exchange Notes. Accordingly, each holder should consult its tax adviser as to the determination of any premium or acquisition premium amount and the resulting adjustments to the amount of reportable original issue discount, if any.

CONSEQUENCES OF OWNERSHIP OF EXCHANGE NOTES

      On a sale, redemption or other taxable disposition of an Exchange Note, subject to the above discussion as to accrued but unpaid interest, a holder will recognize gain or loss in an amount equal to the difference between (i) the amount received on the disposition (other than amounts attributable to accrued but unpaid interest), and (ii) the holder's adjusted tax basis, as of the date of disposition, in the Exchange Note (less any accrued but unpaid original issue discount treated as accrued but unpaid interest).

      The holder's adjusted tax basis, as of the date of disposition, in an Exchange Note generally will equal the holder's original tax basis in the Exchange Note (determined as described above), increased by any original issue discount and market discount previously included in the holder's gross income with respect to the Exchange Note pursuant to the rules described above, and reduced by any amortizable bond premium deducted as a reduction of interest income as described above, and further reduced, but not below zero, by all payments on the Exchange Note, other than payments of qualified stated interest, received by the holder. Subject to the above described rules for market discount and original issue discount, any such gain or loss will generally be capital gain or loss, and will be long-term capital gain or loss if the holder's holding period for the Exchange Note is more than twelve (12) months at the time of the disposition.

      A holder will be required to treat any principal payment on, or any gain recognized on the sale, exchange, redemption, retirement or other disposition of, an Exchange Note, as ordinary income to the extent of any accrued market discount that has not previously been included in income and treated as having accrued on the Exchange Note (including that market discount allocated to the Exchange Note from the Old Note as described above) at the time of such payment or disposition. If a holder disposes of an Exchange Note in a nontaxable transaction, other than as provided in Sections 1276(c) and 1276(d) of the Code, such holder must include as ordinary income the accrued market discount as if such holder had disposed of the Exchange Note in a taxable transaction at the note's fair market value. In addition, the holder may be required to defer, until the maturity date of the Exchange Note or its earlier disposition, including a nontaxable transaction other than as provided in Sections 1276(c) and 1276(d), the deduction of all or a portion of the interest expense on any indebtedness incurred or continued to purchase or carry the Exchange Note.

      Any market discount will be considered to accrue ratably ("ratable method") during the period from the date of acquisition to the maturity date of an Exchange Note, unless the holder elects to accrue market discount on a constant interest method. A holder may elect to include market discount in income currently as it accrues, under either the ratable or constant interest method. For purposes of this election, interest includes stated interest, original issue discount, market discount, de minimis original issue discount, de minimis market discount and unstated interest, as adjusted by any amortizable bond premium or acquisition premium. This election to include currently, once made, applies to all market discount obligations acquired in or after the first taxable year to which the election applies and may not be revoked without the consent of the Internal Revenue Service. If the holder makes such an election, the foregoing rules with respect to the recognition of ordinary income on sales and other dispositions of the Exchange Notes, and with respect to the deferral of interest deductions on debt incurred or continued to purchase or carry the Exchange Notes, would not apply. Special rules and limitations apply to taxpayers who make this election; therefore, holders should consult their tax advisors as to whether they should make this election.

      Should it be determined that there was an intention on the Company's part at the time of original issuance to call any of the Exchange Notes before their stated maturity, any gain recognized on a sale, redemption or other taxable disposition of an Exchange Note prior to its maturity would be taxable as ordinary income to the extent of any original issue discount not previously includable in income by the holder of the Exchange Note. The Company does not have any intention at the time of the Exchange Offer to call the Exchange Notes before maturity, but, due to the absence of Treasury Regulations or other guidance on this issue, the rules described in this paragraph could apply with respect to the Exchange Notes. In accordance with the discussion above, a portion of the amount received upon the disposition of an Exchange Note may be allocated to accrued but unpaid interest, and the holder of the Exchange Note will generally recognize ordinary gain or loss with respect to such portion.


FEDERAL INCOME TAX CONSEQUENCES TO NON-EXCHANGING HOLDERS

      If a holder of Old Notes elects not to participate in the Exchange Offer, there should be no change in such holder's tax position. The tax consequences to the non-exchanging holder depends on whether there is a modification to the Old Notes which results in a "significant modification" of the Old Notes resulting in the Old Notes being considered materially different in kind or in extent. Since the Old Notes held by holders who do not participate in the Exchange Offer will not be modified as a result of the Exchange Offer, it is anticipated that there will be no "significant modification" of such Old Notes.

BACKUP WITHHOLDING AND INFORMATION REPORTING

      In general, information reporting requirements may apply to the payment of principal, premium, if any, and interest on an Exchange Note or an Old Note, and payments of the proceeds of the sale of an Exchange Note or an Old Note, to certain noncorporate U.S. holders. Pursuant to Section 6049(d)(4)(A) of the Code, Wells Fargo Bank, National Association, in its capacity as Trustee under the New Indenture or the Old Indenture, shall be the party responsible for any such backup withholding in regard to the Exchange Notes or Old Notes. Accordingly, pursuant to Section 6049(d)(4)(B) of the Code, the Company should have no obligation and will not backup withhold on any payments made to a middleman relating to the Exchange Notes or the Old Notes. Nevertheless, the Trustee may be required to backup withhold on payments made to a holder of an Exchange Note or Old Note. Accordingly, such a holder may be subject to backup withholding at a rate of up to 30% (which rate is scheduled to gradually decrease to 28% by 2006) when such holder receives interest with respect to an Exchange Note or an Old Note, or when such holder receives proceeds upon the sale, exchange, redemption, retirement or other disposition of an Exchange Note or an Old Note. Moreover, except as provided in Section 6049(d)(4)(B) of the Code (relating to the backup withholding requirements of middlemen) or any other applicable provision of law, the Company intends to comply with all backup withholding rules applicable to it with respect to the holders of Old Notes and/or, Exchange Notes. In general, a holder can avoid this backup withholding by properly executing under penalties of perjury an IRS Form W-9 or substantially similar form that provides that such holder comes within certain enumerated exempt categories. Amounts withheld are generally not an additional tax and may be refunded or credited against the holder's federal income tax liability, provided such holder furnishes the required information to the Internal Revenue Service. Accordingly, each holder should consult with its own tax advisors regarding the application of the backup withholding rules to such holder's particular situation.

FEDERAL INCOME TAX CONSEQUENCES TO THE COMPANY OF THE EXCHANGE OFFER

      CANCELLATION OF INDEBTEDNESS INCOME. As a result of the consummation of the Exchange Offer the Company would realize cancellation of debt or "COD" income only if the adjusted issue price of the Old Notes exceeds the issue price of the Exchange Notes. As discussed above, while not entirely free from doubt, the Company anticipates that neither the Old Notes nor the Exchange Notes will be considered "traded on an established market" and that the issue price of the Old Notes will equal the issue price of the Exchange Notes. Accordingly, the Company anticipates that it will not realize COD income. However, as also noted above, no assurance can be made that the Internal Revenue Service or a court of competent jurisdiction would not reach a different or contrary conclusion.

      The Company further believes that if COD income is realized from the Exchange Offer the amount of such COD income would not exceed the amount of its current losses and net operating loss carryovers. Nevertheless, the Company may be subject to tax because of limitations on the use of its net operating loss carryovers, discussed below, or because of the alternative minimum tax, discussed below.

      ALTERNATIVE MINIMUM TAX. For purposes of computing the Company's regular tax liability imposed under Section 11 of the Code, all income recognized in a taxable year may be offset by the net operating loss carryovers permitted to be utilized in that year (see discussion below). Moreover, for purposes of computing the Company's regular tax liability imposed under Section 11 of the Code, the Company's use of the installment sale method generally results in no regular tax liability.

      However, for purposes of computing the 20% alternative minimum tax (imposed under Section 55 of the Code) on the Company's alternative minimum taxable income ("AMTI"), the installment sale method is generally not allowed. The Code requires an adjustment to the Company's AMTI for a portion of the Company's adjusted current earnings ("ACE"). The Company's ACE must be computed without application of the installment sale method. As a result, the Company's ACE is generally greater than the Company's AMTI. The Code requires that the Company increase its AMTI (as computed prior to the ACE adjustment and alternative minimum tax NOL deduction) by 75% of the excess, if any, of the Company's ACE over such computed AMTI. As a result, the Company anticipates that it will have an alternative minimum tax liability for 2004.

      Moreover, the Code requires the computation of a separate NOL carryover for purposes of the alternative minimum tax. Under this separate computation, the Company anticipates that its alternative minimum tax NOL remaining after the 2003 taxable year will be substantially smaller than its regular tax NOL. Moreover, only 90% of the Company's AMTI (as computed with the ACE adjustments describe above) may be offset by this alternative minimum tax NOL, if any. These and additional limitations are further discussed under the headings "--NOLs and AMT" and "-- Use Of NOL Carryforwards Could Be Limited By An Ownership Change."

      NOLS AND AMT. Under Section 172 of the Code, an NOL can generally be carried back to the two years preceding the loss year and then forward to the 20 years following the loss year. Only 90% of Alternative Minimum Taxable Income AMTI may be offset with AMT NOLs.

      The Company anticipates adequate AMT loss carryforwards to offset 90% of 2004 AMTI, resulting in minimal AMT liability for the year. However, the Company further anticipates that any AMT loss carryforward remaining at the end of 2004 will be small and will be fully utilized in 2005. Accordingly, the Company anticipates that it will have significant AMT liabilities in future years.

      USE OF NOL CARRYFORWARDS COULD BE LIMITED BY AN OWNERSHIP CHANGE. The Company had net operating loss ("NOL") carryforwards of approximately $232.1 million at December 31, 2003, for regular federal income tax purposes, related to the immediate deduction of expenses and the simultaneous deferral of installment sale gains. In addition to the general limitations on the carryback and carryforward of NOLs under Section 172 of the Code, Section 382 of the Code imposes additional limitations on the utilization of NOLs by a corporation following various types of ownership changes which result in more than a 50 percentage point change in ownership of a corporation within a three year period. A prior exchange offer in 2002 resulted in an ownership change within the meaning of Section 382(g) of the Code as of May 2, 2002 (the "change date"). As a result, a portion of the Company's NOL is subject to an annual limitation for a portion of 2002, commencing with the change date, as well as the taxable years beginning after the change date. The annual limitation is equal to the value of the Company's stock immediately before the ownership change, multiplied by the long-term-tax-exempt rate (i.e. the highest of the adjusted federal long-term rates in effect for any month in the three-calendar-month period ending with the calendar month in which the change date occurs.) This annual limitation is small in comparison to the size of the NOL carryfowards. However, the annual limitation may be increased for any recognized built-in gain, which existed as of the change date to the extent allowed in Section 382(h) of the Code.

      The Company anticipates that the built-in gain associated with the installment sale gains as of the change date in 2002 increased the Section 382 Limitation and will allow the utilization of the NOL as needed. Nevertheless, the Company cannot be certain that the limitations of Section 382 will not limit or deny its future utilization of the NOL. Such limitation or denial would require the Company to pay substantial additional federal and state taxes and interest for any period following a change in ownership as described above. Moreover, pursuant to Section 383 of the Code, an ownership change may also limit or deny the Company's future utilization of certain carryover excess credits, including any unused minimum tax credit, if any, attributable to payment of alternative minimum taxes, as described above.

      Accordingly, the Company cannot be certain that these additional limitations will not limit or deny its future utilization of any NOL and/or excess tax credits. If the Company cannot utilize these NOL and/or excess tax credits, it will pay substantial additional federal and state taxes and interest for any periods following applicable changes in ownership as described above. Such tax and interest liabilities may adversely affect the Company's liquidity.

                                PLAN OF EXCHANGE

      The Company will not receive any proceeds from the Exchange Offer.

      The Company is relying on Section 3(a)(9) of the Securities Act, to exempt the Exchange Notes from the registration requirements of the Securities Act.
Section 3(a)(9) provides that the registration requirements of the Securities Act will not apply to "any security exchanged by the issuer with its existing security holders exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange." The Exchange Notes are also, pursuant to Section 18(b)(4)(C) of the Securities Act, exempt from the registration and qualification requirements of state securities laws. The Company has no contract, arrangement, or understanding relating to, and will not, directly or indirectly, pay any commission or other remuneration to any broker, dealer, salesperson, agent, or any other person for soliciting votes to accept or reject the Exchange Offer. In addition, none of the Company's financial advisors and no broker, dealer, salesperson, agent, or any other person, is engaged or authorized to express any statement, opinion, recommendation, or judgment with respect to the relative merits and risks of the Exchange Offer.

      Under current interpretations of the Commission, securities that are obtained in a Section 3(a)(9) exchange assume the same character (i.e., restricted or unrestricted) as the securities that have been surrendered. To the extent that the Old Notes are unrestricted securities, the Exchange Notes to be issued in the Exchange Offer will be unrestricted securities. Recipients of Exchange Notes who are not "affiliates" of the Company (as such term is defined in Rule 144 under the Securities Act) will be able to resell the Exchange Notes without registration. Recipients who are affiliates of the Company may resell their Exchange Notes subject to the provisions of Rule 144, absent registration or another appropriate exemption.

      The Company has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any broker or dealers.

      No dealer, salesman or other person has been authorized to give any information or to revoke any representations with respect to the matters described in this Offer to Exchange, other than those contained herein (including the documents annexed hereto). If given or made, such information or representation may not be relied upon as having been authorized by the Company

      Holders of Old Notes considering participation in the Exchange Offer should direct all inquiries to D. F. King & Co., Inc., the Company's Information Agent for the Exchange Offer, at the telephone number or address listed on the back cover page of this Offer to Exchange. If holders have questions regarding the procedures for tendering the Old Notes or if holders need assistance in tendering the Old Notes, they should contact the Exchange Agent at the telephone number and address listed on the back cover page of this Offer to Exchange.

      The Exchange Agent or the Information Agent may be contacted to receive copies of this Offer to Exchange or the accompanying Letter of Transmittal.

      The Company shall not be liable for any delay by DTC or any participant or indirect participant in identifying the beneficial owners of the Old Notes, and the Company and these participants may conclusively rely on, and shall be protected in relying on, instructions from DTC for all purposes, including with respect to the registration and delivery, of the Exchange Notes to be issued.

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                The Information Agent for the Exchange Offer is:

                              D.F. KING & CO., INC.
                                 77 Water Street
                                   20th Floor
                            New York, New York 10005
                                     U.S.A.
                           Attention: Edward McCarthy
             Banks and Brokerage Firms, Please Call: (212) 269-5550
                    All Others Call Toll-free: (800) 848-3408


                            ------------------------

                             The Exchange Agent is:

                     WELLS FARGO BANK, NATIONAL ASSOCIATION

                            ------------------------

                                    By Hand:
                     Wells Fargo Bank, National Association
                            Attention: Nicole K. Hill
                             Northstar East Building
                           Corporate Trust Operations
                             608 Second Avenue South
                                   12th Floor
                              Minneapolis, MN 55479


                        By Registered or Certified Mail:
                     Wells Fargo Bank, National Association
                            Attention: Nicole K. Hill
                            Corporate Trust Services
                                    N9303-120
                           Minneapolis, MN 55479-0113


                              By Overnight Courier:
                     Wells Fargo Bank, National Association
                            Attention: Nicole K. Hill
                            Corporate Trust Services
                           Sixth and Marquette Avenue
                                    N9303-121
                              Minneapolis, MN 55479


                          By Facsimile: (612) 667-4927

                      Confirm by Telephone: (612) 667-9764

                      For Information Call: (612) 667-9764